Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

NCS MULTISTAGE HOLDINGS, INC.,

PIONEER INVESTMENT, INC.,

SPARTAN MERGER SUB, LLC,

SPECTRUM TRACER SERVICES, LLC

and

STSR LLC,
in its capacity as Representative

Dated as of August 30, 2017

i

EXHIBITS

Exhibit A-1	Form of Contribution Agreement
Exhibit A-2	Form of Pioneer Parent Contribution Agreement
Exhibit A-3	Form of Pioneer Intermediate Contribution Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of Employment Agreement
Exhibit E	Form of UAR Surrender Agreement
Exhibit F	Form of Resignation

SCHEDULES

Schedule A	Rollover Company Members
Schedule B	Working Capital
Schedule C	Earn-out Calculation
Schedule D	Estimated Closing Distribution Schedule
Schedule E	Specified Capital Expenditures

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 30, 2017, is made by and among Spectrum Tracer Services, LLC, an Oklahoma limited liability company (the “Company”), NCS Multistage Holdings, Inc., a Delaware corporation (“Pioneer Parent”), Pioneer Investment, Inc., a Delaware corporation and indirect wholly owned subsidiary of Pioneer Parent (“Pioneer Investment”), Spartan Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Pioneer Investment (“Merger Sub” and together with Pioneer Parent and Pioneer Investment, each, a “Pioneer Party” and collectively, the “Pioneer Parties”), and STSR LLC, an Oklahoma limited liability company, solely in its capacity as the Representative. The parties to this Agreement are each referred to individually as a “Party” and are collectively referred to as the “Parties.”

RECITALS

WHEREAS, the boards of managers or directors, as applicable, of the Company and the Pioneer Parties deem it advisable and in the best interests of their respective equityholders to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions provided for herein;

WHEREAS, immediately prior to the Pioneer Parent Contribution, each Rollover Company Member shall contribute to Pioneer Parent a portion of the aggregate amount of Company Units held by such Rollover Company Member as set forth on Schedule A (the “Rollover Company Units”) in exchange for Pioneer Parent Stock (the “Rollover Exchange”) pursuant to a Contribution Agreement to be entered into by and among the Rollover Company Members and Pioneer Parent (the “Contribution Agreement”), in substantially the form attached hereto as Exhibit A-1;

WHEREAS,  immediately following the Rollover Exchange and immediately prior to the Pioneer Intermediate Contribution, Pioneer Parent will contribute the Rollover Company Units, cash and all of Pioneer Parent’s right, title, interest, liabilities, duties and obligations with respect to the Contribution Agreement to Pioneer Intermediate (the “Pioneer Parent Contribution”), pursuant to a Contribution Agreement to be entered into by and between Pioneer Parent and Pioneer Intermediate (the “Pioneer Parent Contribution Agreement”), in substantially the form attached hereto as Exhibit A-2;

WHEREAS,  immediately following the Pioneer Parent Contribution and immediately prior to the Merger, Pioneer Intermediate will contribute the Rollover Company Units, cash and all of Pioneer Intermediate’s right, title, interest, liabilities, duties and obligations with respect to the Pioneer Parent Contribution Agreement to Pioneer Investment (the “Pioneer Intermediate Contribution”), pursuant to a Contribution Agreement to be entered into by and between Pioneer Intermediate and Pioneer Investment (the “Pioneer Intermediate Contribution Agreement”), in substantially the form attached hereto as Exhibit A-3;

WHEREAS,  immediately after giving effect to the Rollover Exchange, the Pioneer Parent Contribution and the Pioneer Intermediate Contribution (in that order, the “Immediately Preceding Contributions”), the Parties desire that Pioneer Investment acquire the Company by merging

Merger Sub with and into the Company, with the Company being the surviving entity in the Merger, in accordance with the Oklahoma Limited Liability Company Act (the “OLLCA”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the board of directors or managers, as applicable, of the Company and the Pioneer Parties have each approved and adopted this Agreement, the other Transaction Documents, the Merger and the other transactions contemplated hereby and thereby;

WHEREAS, the holders of at least 90% of the outstanding Company Units have by written consent, approved and adopted this Agreement, the other Transaction Documents, the Merger and the other transactions contemplated hereby and thereby and have delivered such consent to the Pioneer Parties (collectively, the “Company Member Consent”), which consent shall be effective as of the date hereof; and

WHEREAS, the Company and the Pioneer Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and Rollover Exchange and also to prescribe various conditions thereto.

AGREEMENTS

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the Parties, intending to be legally bound hereby, agree as follows:

Article I

DEFINED TERMS

1.1       Definitions.  Capitalized terms used but not otherwise defined shall have the following meanings in this Agreement:

“Accounting Principles” means GAAP, except as set forth on Company Disclosure Schedule 3.5(a), on a year-end closing of the books basis applied consistently with the same principles, methodology and practices used in the preparation of the consolidated audited financial statements of the Company and the Company Subsidiaries for the year ended December 31, 2016 (which, for the avoidance of doubt, will include the Company’s method of accounting for work in progress at year end).

“Actual Gross Profit Amount”  means the actual Gross Profit Amount of the Company and the Company Subsidiaries, taken as a whole, for the Earn-out Period, as recorded on the financial statements of the Company.

“Affiliate” or “Affiliates” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Aggregate Escrow Amount”  has the meaning set forth in Section 2.13(a).

“Aggregate Representative Holdback Amount”  has the meaning set forth in Section 2.14.

“Agreed Tax Treatment” has the meaning set forth in Section 7.2(e)(i).

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 7.2(e)(ii).

“Antitrust Laws” means, collectively, (a) the HSR Act; (b) the Sherman Antitrust Act of 1890, as amended; (c) the Clayton Act of 1914, as amended; (d) the Federal Trade Commission Act of 1914, as amended; and (e) any other Applicable Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Applicable Laws” means all laws (including fundamental principles of common law), statutes, rules, regulations, ordinances, Orders and other legally enforceable directives of any Governmental Authority applicable to the business or operations of such Person and its subsidiaries.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Asserted Liability” has the meaning set forth in Section 11.5(a).

“Bankruptcy Claim” means that certain preference payment claim asserted against the Company by the Settlement Trustee of the Samson Settlement Trust that was formed in connection with the bankruptcy cases of Samson Resources Corporation and certain of its affiliates, stylized In re: Samson Resources Corporation, et al. Case No. 15-11934 (CSS) (Bankr. D. Del.).

“Bankruptcy Costs”  mean any and all Losses incurred after the Closing Date, in connection with, arising out of or resulting from the Bankruptcy Claim, including any and all settlement and defense costs associated therewith.

“Base Purchase Price” means an amount equal to Eighty Million Dollars ($80,000,000).

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required by Applicable Law to be closed.

“Calculation Time” has the meaning set forth in Section 2.10.

“Cash” means all cash and cash equivalents of the Company and the Company Subsidiaries as determined in accordance with GAAP, net of outstanding checks and excluding Restricted Cash.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates of Merger” has the meaning set forth in Section 2.2.

“Claims Notice” has the meaning set forth in Section 11.5(a).

“Closing” has the meaning set forth in Section 9.1.

“Closing Adjustment Amount” means an amount (which may be a negative number) equal to (a) Estimated Cash, minus (b) Estimated Debt, plus (c) any Estimated Working Capital Surplus, and minus (d) any Estimated Working Capital Deficiency.

“Closing Balance Sheet” has the meaning set forth in Section 2.11(a).

“Closing Capitalization Schedule” has the meaning set forth in Section 5.6.

“Closing Cash” has the meaning set forth in Section 2.11(a).

“Closing Consideration Percentage” means, with respect to each Company Member, the percentage set forth by the Company under the “Closing Consideration Percentage” column on Closing Schedule D for such Company Member, an estimate of which is set forth on Schedule D.

“Closing Date” means the date on which the Closing occurs.

“Closing Debt” has the meaning set forth in Section 2.11(a).

“Closing Merger Consideration”  means an amount (not less than zero) equal to (a) the Base Purchase Price, plus (b) the Specified Capital Expenditures, plus (c) the Closing Adjustment Amount (which amount will decrease the Closing Merger Consideration if a negative number), minus (d) the Escrow Amount, minus (e) Paid Company Transaction Costs, minus (f) the Representative Holdback, minus (g) the Simmons Escrow Amount Fee and minus (h) the Rollover Amount.

“Closing Schedule D” has the meaning set forth in Section 5.7.

“Closing UAR Consideration” means, with respect to each UAR Holder, an amount equal to (a) such UAR Holder’s UAR Consideration, minus (b) such UAR Holder’s Escrow Amount and minus (c) such UAR Holder’s Representative Holdback Amount.

“Closing Working Capital” has the meaning set forth in Section 2.11(a).

“Closing Working Capital Deficiency” has the meaning set forth in Section 2.11(a).

“Closing Working Capital Surplus” has the meaning set forth in Section 2.11(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.  All references to the Code, Treasury Regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Company” has the meaning set forth in the Preamble.

“Company Articles of Organization” means the Company’s Articles of Organization, as amended, in effect prior to the Effective Time.

“Company Assets” means all of the assets, whether real, personal (tangible or intangible) or mixed, owned (in fee or any lesser interest including leasehold interests) by the Company and the Company Subsidiaries.

“Company Benefit Plans” has the meaning set forth in Section 3.15(a).

“Company Disclosure Schedule” means those certain disclosure schedules of even date with this Agreement delivered from the Company to the Pioneer Parties concurrently with the execution and delivery of this Agreement.

“Company Fundamental Representations” means the representations and warranties of the Company expressly set forth in Section 3.1 (Organization, Standing and Power to Conduct Business), Section 3.2 (Capital Structure), Section 3.3 (Authority and Due Execution) and Section 3.13 (Brokers’ and Finders’ Fees).

“Company Intellectual Property” has the meaning set forth in Section 3.9(a).

“Company LLC Agreement” means the Company’s Operating Agreement, dated as of March 1, 2010, as amended by Amendment No. 1, dated as of February 3, 2015, in effect prior to the Effective Time.

“Company Member Consent” has the meaning set forth in the Recitals.

“Company Member Earn-out Amount” means, with respect to the Earn-out Amount (if any), an amount equal to the UAR/Company Member Earn-out Amount less the aggregate UAR Earn-out Amount for all UAR Holders.

“Company Member Earn-out Percentage” means, with respect to each Company Member, the percentage set forth by the Company under the “Earn-Out Percentage” column on Closing Schedule D for such Company Member, an estimate of which is set forth on Schedule D.

“Company Member Indemnification Claim” has the meaning set forth in Section 11.3(a).

“Company Member Indemnified Persons” means (a) the Company Members; (b) the UAR Holders; (c) each Company Member’s and each UAR Holder’s respective Affiliates, assigns and successors in interest; and (d) with respect to the Persons set forth in clauses (a) and (b), each of their respective stockholders, members, managers, partners, directors, officers, employees, agents, attorneys and representatives.

“Company Members” mean the holders of Company Units immediately prior to giving effect to the Rollover Exchange, and at any time amounts are to be paid or distributed to the Company Members or Rollover Company Members pursuant to this Agreement or any other Transaction Document, the Company Units received by the Pioneer Parties pursuant to the Rollover Exchange (and the related percentage ownership of the Pioneer Parties in the Company) shall be disregarded.

“Company Permits” has the meaning set forth in Section 3.11(b).

“Company Subsidiary” or “Company Subsidiaries” means each of the entities set forth on Company Disclosure Schedule 3.1(c).

“Company Transaction Costs” means, (a) all fees, costs and expenses of any brokers, financial advisors, accountants and attorneys incurred by the Company, or any of the Company Subsidiaries, or the Representative or any officers or directors of the Company or any of the Company Subsidiaries to the extent incurred at or prior to Closing in connection with the sales process, structuring, negotiation or consummation of the transactions contemplated by this Agreement, the Rollover Exchange, the Employment Agreements and the other Transaction Documents,  (b) all liabilities for, or with respect to, any “success fees” or bonuses, change of control payments, retention payments, severance payments or similar payments arising from or that otherwise may be triggered by the transactions contemplated by this Agreement, including the aggregate sum of all Closing UAR Consideration and (c) the aggregate amount of the employer portion of the payroll and employment Taxes related to clause (b), all other UAR payments and any other compensatory payments.

“Company Units” means all of the outstanding Units of the Company as defined in the Company LLC Agreement.

“Confidentiality Agreements” means (a) the Confidentiality Agreement, dated as of February 29, 2016, by and between the Company and NCS Multistage, LLC, a Texas limited liability company and wholly owned subsidiary of Pioneer Parent and (b) the Confidentiality Agreement, dated as of July 6, 2016, by and between the Company and NCS Multistage, LLC, a Texas limited liability company and wholly owned subsidiary of Pioneer Parent.

“Consents” means all authorizations, notices, consents, Orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, in each case that are necessary or otherwise required in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, right of termination, modification, or default under, or that are otherwise required by the terms of, the Material Contracts.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code, electing to file consolidated Tax Returns for U.S. Income Tax Purposes and any similar group under foreign, state or local law.

“Continuing Employee”  has the meaning set forth in Section 6.3(a).

“Contract” means any note, bond, credit agreement, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, contract, commitment, letter of intent or other obligation (whether oral or written), and any amendments, supplements or modifications thereto.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Creditors’ Rights”  has the meaning set forth in Section 3.3.

“Cure Period” has the meaning set forth in Section 10.1(b)(i).

“Current Assets” has the meaning set forth in Schedule B.

“Current Liabilities” has the meaning set forth in Schedule B (which, for the avoidance of doubt, shall not include items included in Debt).

“D&O Indemnified Persons” has the meaning set forth in Section 6.1(a).

“Debt” means, without duplication and except for accounts and obligations owed by the Company to any of the Company Subsidiaries or owed by a Company Subsidiary to the Company or one or more other Company Subsidiaries, (a) all indebtedness of the Company and the Company Subsidiaries for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, all accrued and unpaid interest thereon, and, solely with respect to the Loan Agreements, all premiums, penalties, fees and other amounts included in the Debt Pay-Off Amount, (b) all other indebtedness of the Company and the Company Subsidiaries evidenced by bonds, debentures, notes (including all equipment notes) or similar instruments, including all accrued and unpaid interest thereon, (c) all liabilities of the Company and the Company Subsidiaries for the deferred purchase price of property, services or businesses (other than trade payables and accrued expenses incurred in the ordinary course of business to the extent included in Current Liabilities), (d) all indebtedness secured by any Lien on any asset or property owned or acquired by the Company or any of the Company Subsidiaries, (e) all obligations of the Company and the Company Subsidiaries in respect of funded letters of credit and similar instruments (which, for the avoidance of doubt, shall not include any undrawn standby letters of credit), (f) all obligations of the types described in clauses (a) through (e) above of any Person other than the Company and the Company Subsidiaries, the payment of which is guaranteed, directly or indirectly, by any of the Company and the Company Subsidiaries (g) the aggregate amount owed to any Person under any, deferred compensation, incentive compensation or similar arrangements (excluding ordinary course annual incentive compensation programs that are both consistent with the Company’s past practices and included in Current Liabilities), (h) the aggregate amount payable under any severance (as a result of actions taken by the Company at or prior to Closing) or retention arrangements and (i) the aggregate amount of all liabilities to Affiliates (whether or not due and owing), including any sponsor management or consulting fees, board or director fees or Company Member expenses and accrued or unpaid dividends.  For the avoidance of doubt, Debt shall not include:  (i) Company Transaction Costs or (ii) obligations of the Company outstanding under any Leases, leases of Personal Property or capital leases (including without limitation, the Company’s leases of rolling stock).

“Debt Pay-Off Amount” has the meaning set forth in Section 2.9(b)(i).

“DLLCA” has the meaning set forth in the Recitals.

“DOJ” means the U.S. Department of Justice.

“Earn-out Amount”  has the meaning set forth in Section 2.12(a).

“Earn-out Dispute” has the meaning set forth in Section 2.12(b).

“Earn-out Objection Notice” has the meaning set forth in Section 2.12(b).

“Earn-out Period” means the 15-month period commencing on October 1, 2017 and ending on December 31, 2018.

“Earn-out Statement” has the meaning set forth in Section 2.12(b).

“Earn-out Threshold” means an amount equal to Twenty Seven Million Three Hundred Seventy Five Thousand Dollars ($27,375,000).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” means:  (a) any “employee benefit plan” as defined in Section 3(3) of ERISA (including employee benefit plans, such as foreign plans, which are not subject to ERISA); (b)  any profit sharing, bonus, equity option, equity purchase, equity appreciation rights, restricted equity, phantom equity, equity-based compensation, executive compensation or supplemental income, simple retirement account, incentive award, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, vacation or holiday pay, collective bargaining, consulting, employment, severance, change in control, retention or termination plan, agreement or arrangement; or (c) any other employee benefit plan, program, policy, agreement, Contract, understanding or arrangement that is not described in clauses (a) or (b) of this definition, whether oral or written.

“Employment Agreement” means the employment agreement (including any attachments) in substantially the form attached hereto as Exhibit D;  provided,  however, that the individual employment agreements may deviate from such form with respect to terms and conditions applicable to individual employees.

“Environmental Claim” means any Loss arising out of or relating to any Environmental Law or Environmental Permit.

“Environmental Laws” means all Applicable Laws relating to (a) pollution, (b) damage to or protection of the environment, natural resources (including the ambient air, soil, subsurface soils, surface water or groundwater), occupational health and workplace safety, and (c) the remediation of contamination or the restoration of environmental quality.

“Environmental Liability Costs”  mean any and all Losses incurred after the Closing Date, in connection with, arising out of or resulting from the Company’s importation, exportation, manufacture, treatment, use, handling, transportation, storage, disposal of chemical substances, or exposure of any Person to chemical substances, prior to the Closing Date that is not in compliance with any Environmental Law. For the avoidance of doubt, such Losses shall include costs necessary to address any EPA Consent Order non-compliance (for clarification, such Losses shall not include any salary or other compensation paid to Company personnel related to efforts to cure any non-compliance), and any fines or penalties imposed on the Company or any Company Subsidiary for failure to comply with the EPA Consent Order, with TSCA, or with similar requirements established by any other domestic or foreign Governmental Authority, in any case, including requirements by the Government of Canada governing Hazardous Materials and the preparation of bilingual safety data sheets in French.

“Environmental Permits” means all permits, identification numbers, certificates, licenses, registrations, approvals, waivers, exemptions, variances, consents and other authorizations required under Environmental Laws.

“EPA” means the U.S. Environmental Protection Agency.

“EPA Consent Order”  means the Consent Order and Determinations Supporting Consent Order between the EPA and the Company pursuant to Section 5(e) of TSCA, as executed by the Company on March 20, 2017.

“Equipment” means all items of equipment, equipment structures, machinery, tools, motor vehicles, fixtures, leasehold improvements, hardware, systems, infrastructure, and other equipment owned, leased, or used in the Company’s or any Company Subsidiary’s business, and all other items that are required to be classified as equipment on the asset side of a balance sheet of the Company prepared in accordance with the Accounting Principles.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity (whether or not incorporated) under common control with the Company and which, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” has the meaning set forth in the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the escrow agreement in substantially the form of Exhibit B entered into on or prior to the Closing by and among Pioneer Investment, the Representative and the Escrow Agent.

“Escrow Amount”  means, with respect to each Company Member and each UAR Holder, an amount equal to the product of (a) the Aggregate Escrow Amount multiplied by (b) such Company Member’s or UAR Holder’s Escrow & Holdback Funding Percentage. For clarity, the Escrow Amount for each Company Member and UAR Holder is set forth on Schedule D and shall also be set forth on the Closing Schedule D.

“Escrow & Holdback Funding Percentage” means, with respect to each Company Member and each UAR Holder, the percentage set forth by the Company under the “Escrow &

Holdback Funding Percentage” column on Closing Schedule D for such Company Member or UAR Holder, as applicable, an estimate of which is set forth on Schedule D.

“Escrow Period” has the meaning set forth in Section 2.13(a).

“Estimated Cash” has the meaning set forth in Section 2.10.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.10.

“Estimated Debt” has the meaning set forth in Section 2.10.

“Estimated Working Capital Deficiency” has the meaning set forth in Section 2.10.

“Estimated Working Capital Surplus” has the meaning set forth in Section 2.10.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchanged Company Units” means Company Units other than the Rollover Company Units.

“Excluded Claims” has the meaning set forth in Section 11.2(d)(i).

“Final Adjustment Amount” means an amount equal to (a) Final Cash minus (b) Final Debt, plus (c) any Final Working Capital Surplus, minus (d) any Final Working Capital Deficiency.

“Final Adjustment Shortfall” has the meaning set forth in Section 2.11(c).

“Final Adjustment Surplus” has the meaning set forth in Section 2.11(c).

 “Final Balance Sheet” has the meaning set forth in Section 2.11(b).

“Final Cash” has the meaning set forth in Section 2.11(b).

“Final Debt” has the meaning set forth in Section 2.11(b).

“Final Determination” means a final “determination” as defined in Section 1313 of the Code or a similar term as defined for purposes of any state, local or foreign Tax law.

“Final Working Capital” has the meaning set forth in Section 2.11(b).

“Final Working Capital Deficiency” has the meaning set forth in Section 2.11(b).

“Final Working Capital Surplus” has the meaning set forth in Section 2.11(b).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, province, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Government Official” has the meaning set forth in Section 3.12(a).

“Gross Profit” has the meaning set forth on Schedule C.

“Gross Profit Amount” means, for any period of calculation, an amount equal to Gross Profit Amount determined in accordance with the Accounting Principles and determined consistent with the methodology illustrated on Schedule C-II. An illustrative calculation of Gross Profit Amount for the period covering January 1, 2016 and ending December 31, 2016 is set forth on Schedule C-II.

“Hazardous Materials” means (a) any chemical, material, waste, product or substance in any form defined, regulated or as to which liability might arise under any Environmental Law, including any “pollutant,” “contaminant,” “solid waste,” “hazardous waste,” “toxic substance,” “hazardous substance,” or words of similar meaning or regulatory effect intended to define, list, or classify substances by reason of deleterious properties under any Environmental Laws, (b) any petroleum or petroleum derivatives and (c) radioactive materials, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Immediately Preceding Contributions” has the meaning set forth in the Recitals.

“Improvements” has the meaning set forth in Section 3.8(e).

“Indemnification Claim” means a Pioneer Indemnification Claim or a Company Member Indemnification Claim, as the case may be.

“Indemnification Obligations” has the meaning set forth in Section 6.1(a).

“Indemnified Persons” means the Pioneer Indemnified Persons or the Company Member Indemnified Persons, as the case may be.

“Indemnifying Person” means Pioneer Parent, Pioneer Investment and the Surviving Entity, jointly and severally, in the case of any Company Member Indemnification Claim, or the Company Members acting through the Representative, in the case of any Pioneer Indemnification Claim.

“Intellectual Property” means the following intellectual property rights, under the law of any jurisdiction or rights under international treaties, including both statutory and common law rights, as applicable: (a) copyrights and rights in works of authorship, and registrations and applications for registration thereof; (b) trademarks, service marks, trade names, corporate names, slogans, domain names, logos, trade dress, domain names, and other identifiers of source, together with all goodwill associated with each of the foregoing, and registrations and applications for registrations thereof; (c) patents and patent applications (including all reissues, divisions, continuations, continuations in part, renewals, reexaminations and extensions of the foregoing); (d) trade secrets and confidential information, including methods, techniques, procedures, processes, designs, concepts, inventions, and other know-how, whether or not patentable; (e) intellectual property rights in Software; and (f) all other intellectual property.

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.

“Key Employees” means Steve Faurot, Glenn Brown, Jon LaRue, Anna Cruse, and Jeff Rule.

“Knowledge” means with respect to the Company, the actual knowledge of the following individuals after reasonable investigation:  Steve Faurot, Glenn Brown, Jon LaRue and Jeff Rule and with respect to the Pioneer Parties, the actual knowledge of the following individuals after reasonable investigation:    Robert Nipper, Wade Bitter, Ryan Hummer and Ryan Sheppard.

“Last Balance Sheet” has the meaning set forth in Section 3.5(a).

“Last Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Leased Real Property” means all leasehold or subleasehold estates and similar rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property, in each case held by the Company or any of the Company Subsidiaries.

“Leases” means all leases, subleases, licenses, rental or occupancy agreements, concessions and other agreements (written or oral) pursuant to which the Company or any of the Company Subsidiaries holds any Leased Real Property.

“Letter of Transmittal” has the meaning set forth in Section 2.9(b)(v).

“Liens” means any liens (statutory or otherwise), pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, deeds of trust, hypothecations, other possessory interests, conditional sale or other title retention agreements, assessments, easements, servitudes, rights of way, reservations, covenants, conditions, restrictions, rights of first refusal or other preferential rights, encroachments, and other burdens, options or encumbrances (whether recorded or unrecorded, registered or unregistered) of any kind (including the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien, or charge).

“Loan Agreements” means, collectively, the Debt documents set forth on Company Disclosure Schedule 1.1(c).

“Losses” means any and all claims, liabilities, obligations, deficiencies, demands, suits, proceedings, judgments, losses (including loss of benefit), charges, interest, penalties, and fees, costs and expenses (including reasonable attorneys’ and other professionals’ fees and expenses and other third party costs of investigation and defense) sustained, suffered or incurred by any Indemnified Person in connection with, arising from, or related to, any matter which is the subject of indemnification under Article XI;  provided, that in computing the amount of any Losses solely for purposes of determining the liability of any Indemnifying Person under Article XI,  (a) the amount of any third-party insurance proceeds actually received by any Indemnified Person, less any deductibles, premium increases, erosion of coverage limits, costs and expenses incurred in connection with making such claim or obtaining such insurance proceeds, shall be deducted from such Losses; (b) the amount of recoveries from any third party actually received by any Indemnified Person, less reasonable out of pocket fees and expenses incurred by such Indemnified Person in recovering such amounts shall be deducted from such Losses; and (c) the amount of any Losses in the form of indirect, special or punitive Losses, other than indirect, special or punitive Losses asserted or paid in connection with a third party claim, shall not be included in Losses for which an Indemnified Person may seek indemnification under Article XI.

“made available” means provided in the virtual data room maintained for “Project Spartan” hosted by RRD Venue and accessible by the Pioneer Parties and its representatives no later than 11:59 p.m. on the date that is two (2) Business Days prior to the date hereof.

“Major Customer” has the meaning set forth in Section 3.10(a).

“Material Adverse Effect” means any change, circumstance, effect, event or fact that, individually or in the aggregate, has, or could reasonably be expected to have, a material and adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided,  however, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (and in respect of each of clauses (a),  (b),  (c) and (d), only if the Company and the Company Subsidiaries are not disproportionately affected thereby in relation to other businesses in the oil & gas downhole diagnostics industry) (a) a general deterioration in the economy, (b) changes in the economic conditions prevalent in the oil & gas downhole diagnostics industry; (c) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (d) any hurricane, tornado, flood, earthquake or other natural disaster; (e) the disclosure by (i) the Company or any Affiliate thereof (but only to the extent permitted by this Agreement or the Confidentiality Agreement) of the fact that Pioneer Investment or its Affiliates is the prospective acquirer of the Company or (ii) the Pioneer Parties or any of their Affiliates of the fact that Pioneer Investment or its Affiliates is the prospective acquirer of the Company; (f) the announcement of the Merger, this Agreement or transactions contemplated by this Agreement or any other Transaction Documents (but only to the extent such announcement is permitted by this Agreement or the Confidentiality Agreement); (g) actions taken by the Pioneer Parties materially inconsistent with the terms, conditions or obligations set forth herein; (h) the taking of any action expressly consented to in writing by the Pioneer Parties in accordance with

Section 5.1 or through any amendment or waiver of this Agreement in accordance with Sections 12.1 or 12.2 or (i) any change in GAAP.

“Material Contract” means:

(a)       each Contract (or series of related Contracts) that (i) requires future expenditures by the Company or any Company Subsidiary in excess of $50,000 within twelve (12) months after the date hereof, (ii) is reasonably expected to result in payments to the Company or any Company Subsidiary within twelve (12) months after the date hereof in excess of  $100,000, or (iii) is with a customer or supplier of the Company or any of the Company Subsidiaries and is not terminable by the Company or any of the Company Subsidiaries within ninety (90) days, without penalty or the need for Consent from such customer or supplier;

(b)       any Contract (or series of related Contracts) for the sale, purchase or lease of materials, supplies, goods, services, Equipment, Inventory or other Company Assets providing for aggregate annual payments to or by the Company or any of the Company Subsidiaries of $100,000 or more;

(c)        (i) each Lease and any other Contract affecting the leasing of, or title to or use of, any Leased Real Property, (ii) each Contract under which the Company or any of the Company Subsidiaries is a landlord or a lessor of or permits any third party to hold or operate any material property, real or personal, owned or controlled by the Company or any of the Company Subsidiaries and is not terminable by the Company or any of the Company Subsidiaries within ninety (90) days, without penalty or the need for Consent from such third party, (iii) each Contract (other than Leases) under which the Company or any of the Company Subsidiaries is a lessee and (iv) any Contract that provides for the purchase, sale, conditional sale or development of real property;

(d)       each Contract constituting a joint venture, partnership or any other similar Contract or agreement (including any Contracts involving a sharing of profits, losses, costs or liabilities by the Company or any of the Company Subsidiaries with any other Person);

(e)       each Contract that (i) restricts or prohibits the business activity of the Company or any of the Company Subsidiaries, (ii) limits the freedom of the Company or any of the Company Subsidiaries to engage in any line of business or to compete with any other Person,  excluding, in each case clauses in commercial contracts entered into in the ordinary course of business restricting the disclosure of confidential information in Contracts, or (iii) includes any provisions in respect of exclusivity, most favored nations pricing, minimum purchase or sale guarantees, non-solicitation of any Person or similar concepts, but excluding customary confidentiality agreements entered into in the ordinary course of business;

(f)       each Contract involving a standstill or similar agreement;

(g)       each Contract with any Governmental Authority;

(h)       each Contract or agreement with any current or former director, officer, employee, Company Member or Affiliate of the Company or any Company Subsidiary;

(i)       each Contract relating to Debt, capital lease obligations or any Contract requiring the Company or any of the Company Subsidiaries to maintain the financial position of any other Person;

(j)       each financial advisory or similar type of Contract, and any Contract with an investment or commercial bank that will be binding on the Company or any of the Company Subsidiaries after the Closing (other than those that contain only binding customary indemnification provisions);

(k)       each Contract or series of related Contracts entered into with respect to (i) the acquisition of the assets or properties of any Person or the disposition of the Company Assets (other than the purchase or disposition of (A) assets or property which has a de minimis value or is obsolete, (B) Inventory or supplies or (C) purchase orders for the purchase of assets that constitute capital expenditures, in each case in the ordinary course of business and consistent with past practice) or any merger, consolidation or similar business combination transaction; and (ii) a completed acquisition or disposition by the Company or any of the Company Subsidiaries of any operating business or the capital stock or other equity interests of any Person pursuant to which the Company or any of the Company Subsidiaries has continuing obligations as of the date hereof;

(l)       each Contract that (i) relates to the employment or engagement of any individual on a full-time, part-time, consulting, or other basis that (A) is not terminable at-will without liability to the Company or any of the Company Subsidiaries or (B) certain post-termination obligations of the Company or any of the Company Subsidiaries (other than the timely payment of base compensation owed for services provided through the date of termination); (ii) is a collective bargaining agreement, project labor agreement or other Contract with a labor union or representative of employees; or (iii) requires severance payment, sale bonus, retention or similar payments upon a change-of-control;

(m)      each Contract granting a license or assigning ownership of any Intellectual Property by the Company or any of the Company Subsidiaries to a third party or by a third party to the Company or any of the Company Subsidiaries (other than licenses for generally available commercial, unmodified, “off the shelf” Software used solely for the Company’s or any Company Subsidiary’s own internal use for an aggregate fee, royalty or other consideration for any such Software or group of related Software licenses of no more than $25,000);

(n)       each Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute in the past three (3) years;

(o)       each Contract that contains any provision pursuant to which the Company or any Company Subsidiary is obligated to indemnify or make any indemnification payments to any Person and is not otherwise disclosed in the Company Disclosure Schedule or that was not entered into in the ordinary course of business;

(p)       any Contract granting to any Person a right of first refusal, first offer or other right to purchase any of the Company Assets;

(q)       each Contract that is or includes a power of attorney of the Company that is currently effective and outstanding and is not otherwise disclosed in the Company Disclosure Schedules;

(r)       each Contract that constitutes a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company or any Company Subsidiary and is not otherwise disclosed in the Company Disclosure Schedule or that was not entered into in the ordinary course of business;

(s)       any Contract requiring the Company or any of the Company Subsidiaries to make a payment as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;

(t)       any Contract with any professional employee organization, personnel staffing organization or other entity that provides personnel services or other employment-related or employee benefit-related services to the Company or any of the Company Subsidiaries.

“Maximum Earn-out Amount”  means Twelve Million Five Hundred Thousand  Dollars ($12,500,000).

“Merger” has the meaning set forth in Section 2.1.

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Loss”  has the meaning set forth in Section 11.2(b).

“Non-Recourse Person” has the meaning set forth in Section 12.12.

“Objection Notice” has the meaning set forth in Section 2.11(b).

“OFAC” means the Office of Foreign Assets Control, an agency of the U.S. Department of the Treasury.

“Offering Document” has the meaning set forth in Section 5.11.

“OLLCA” has the meaning set forth in the Recitals.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Paid Company Transaction Costs” has the meaning set forth in Section 2.9(b)(iii).

“Pay Off Letter” or “Pay Off Letters” means the letters, and any updates thereto, to be sent by each of the Company’s lenders under the Loan Agreements to the Pioneer Parties prior to the Closing, which letters shall specify the aggregate amount of Debt that will be outstanding as of the Closing Date under each Loan Agreement and provide for the release of all Liens and wire transfer information for each such lender to be paid at Closing.

“Percentage of Target Gross Profit Amount Achieved” means, with respect to the Earn-out Period, a fraction, expressed as a percentage, (a) the numerator of which is an amount equal to (i) the Actual Gross Profit Amount minus (ii) the Earn-out Threshold and (b) the denominator of which is an amount equal to Five Million Four Hundred Seventy Five Thousand Dollars ($5,475,000.00).

“Permitted Encumbrances” means each of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) statutory Liens for (i) current period Taxes that are not delinquent or (ii) Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the Financial Statements in accordance with GAAP; provided, that no final, non-appealable judgment is entered seeking a foreclosure of any Liens securing payment of such Taxes, impositions, assessments, fees, rents or other governmental charges;  (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law and securing sums arising in the ordinary course of business securing payments not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; provided, that no final, non-appealable judgment is entered seeking foreclosure of any such Liens;  (c) in the case of leases of vehicles, rolling stock and other Personal Property, encumbrances that do not materially impair the operation of the business at the facility at which such leased equipment or other Personal Property is located; (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Applicable Laws or similar Applicable Laws; (e) Liens on Leases arising from the provisions thereof, including, in relation to Leased Real Property, any agreements or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Authority, necessary or beneficial to the continued use and occupancy of such Leased Real Property or the continuation of the business conducted by the Company or any Company Subsidiary;  (f) Liens created by the Pioneer Parties or their successors or assigns, and (g) in respect of Leased Real Property, (i) zoning regulations and restrictive covenants, easements and other similar Liens, including, without limitation, utility rights-of-way, servitudes and similar burdens and defects, imperfections or irregularities of title that do not, individually or in the aggregate, materially interfere with, detract from the value of, or impair the use of the Leased Real Property as currently used in the conduct of the business of the Company or the Company Subsidiaries;  (ii) all registered or recorded (as applicable) Liens encumbering the underlying fee interest or estate in any Leased Real Property; or (iii) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of such landlords, with respect to the Leased Real Property and to which the Leases are subordinate, as set forth on Company Disclosure Schedule 3.8(d).

“Person” means an individual, corporation, limited or general partnership, limited liability company, association, joint venture, joint stock company, trust, unincorporated organization, Governmental Authority or any other entity or any group comprised of two or more of the foregoing.

“Personal Property” means all of the machinery, Equipment, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, Inventory, supplies and other tangible personal property owned or leased by the Company or the Company Subsidiaries and used or held for use in their business or operations as of the Closing Date.

“Pioneer Fundamental Representations” means (a) the representations and warranties of the Pioneer Parties expressly set forth in Section 4.1 (Organizational Matters), Section 4.2 (Authority and Due Execution), and Section 4.6 (Brokers or Finders),  in each case, of this Agreement and (b) the representations and warranties of Pioneer Parent expressly set forth in Section 3.01 (Organizational Matters), Section 3.02 (Authority and Due Execution) and Section 3.09 (Brokers or Finders), in each case, of the Contribution Agreement.

“Pioneer Indemnification Claim” has the meaning set forth in Section 11.2(a).

“Pioneer Indemnified Persons” means (a) the Pioneer Parties; (b) the Surviving Entity and each of the Company Subsidiaries; (c) with respect to the Persons set forth in clauses (a) and (b), each of their respective Affiliates, assigns and successors in interest; and (d) with respect to the Persons set forth in clauses (a) through (c), each of their respective stockholders, members, managers, partners, directors, officers, employees, agents, attorneys and representatives.

“Pioneer Intermediate”  means Pioneer Intermediate, Inc., a Delaware corporation and wholly owned subsidiary of Pioneer Parent.

“Pioneer Intermediate Contribution Agreement” has the meaning set forth in the Recitals.

“Pioneer Investment”  has the meaning set forth in the Preamble.

“Pioneer Parent” has the meaning set forth in the Preamble.

“Pioneer Parent Contribution Agreement” has the meaning set forth in the Recitals.

“Pioneer Parent Stock” means collectively the common stock of Pioneer Parent, par value $0.01.

“Pioneer Parties”  has the meaning set forth in the Preamble.

“Pre-Closing Period” means any Tax period ending before the Closing Date.

“Referee” has the meaning set forth in Section 2.11(b).

“Registered Intellectual Property” means all (a) patents and applications for any of the foregoing, (b) registered trademarks, service marks, trade names, logos, trade dress, and slogans and applications to register any of the foregoing, (c) registered copyrights and applications for copyright registrations and (d) domain name registrations.

“Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, seeping, discarding, abandoning, or migration into the environment, or into or out of any real property.

“Representative” means STSR LLC, an Oklahoma limited liability company, and any successor representative appointed to act on its behalf.

“Representative Holdback Amount” means,  with respect to each Company Member and each UAR Holder, an amount equal to the product of (a) the Aggregate Representative Holdback Amount multiplied by (b) such Company Member’s or UAR Holder’s Escrow & Holdback Funding Percentage.  For clarity, the Representative Holdback Amount for each Company Member and UAR Holder is set forth opposite each such Person’s name on Schedule D and shall also be set forth on Closing Schedule D.

“Representative Losses” has the meaning set forth in Section 13.2(c).

“Restricted Cash” means cash deposits in respect of Leased Real Property or otherwise, cash in reserve accounts, cash in escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement, in each case subject to any legal or contractual restriction on the ability of the Company to freely transfer or use such cash for any lawful purpose; provided,  however,  that Restricted Cash shall not include (a) cash and cash deposits subject to customary banking restrictions or cash and cash deposits used to secure the obligations of the Company with respect to any indebtedness for borrowed money that will be paid off in full at the Closing and (b) for the avoidance of doubt, any prepaid expenses.

“Rollover Amount” means, with respect to each Rollover Company Member, the amount set forth by the Company under the “Rollover Value” column on Closing Schedule D for such Rollover Company Member, an estimate of which is set forth on Schedule D.

“Rollover Applicable Percentage” has the meaning set forth for each Company Member on the Closing Capitalization Schedule.

“Rollover Company Member Fundamental Representations” means the representations and warranties of each Rollover Company Member expressly set forth in Section 4.01 (Organizational Matters), Section 4.02 (Authority and Due Execution), Section 4.05 (Ownership of Rollover Company Units), Section 4.06 (Investment Representations) and Section 4.07 (Brokers or Finders), in each case, of the Contribution Agreement.

“Rollover Company Members” means the Company Members set forth on Schedule A.

“Rollover Company Member Schedule” has the meaning set forth in Section 6.2.

“Rollover Company Units” has the meaning set forth in the Recitals.

“Rollover Exchange” has the meaning set forth in the Recitals.

“SEC” means the United States Securities and Exchange Commission.

“SEC Financial Statements” has the meaning set forth in Section 5.11.

“Section 280G Payments”  has the meaning set forth in Section 5.8.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Taxes” means any and all Losses with respect to any and all (a) Taxes imposed on the Company or any Company Subsidiary attributable to (i) any Pre-Closing Period, (ii) the portion of any Straddle Period ending on the day immediately prior to the Closing Date (as determined in accordance with Section 7.2(b)), (iii) the Closing Date as a result of the actions of the Representative, any of the Company Members, or prior to the Closing, the Company or any Company Subsidiary that are taken outside the ordinary course of business, or (iv) any transaction contemplated by any Transaction Document; (b) breaches of the representations, warranties or covenants  relating to Taxes in any Transaction Document (determined without regard to any materiality or Knowledge qualifiers or any scheduled items); (c) Taxes of any member of any Consolidated Group of which the Company or any Company Subsidiary (or any predecessor of the Company or any Company Subsidiary) is or was a member on or prior to the Closing Date (unless the Company or the Company Subsidiary was the parent of such Consolidated Group) by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local law; (d) Taxes of any other Person for which the Company or any Company Subsidiary is or has been liable as a transferee or successor, by contract or otherwise as a result of an action taken prior to Closing; (e) Taxes that are withholding Taxes or social security, Medicare, unemployment or other employment or similar Taxes owed as a result of any payments made to the Representative on behalf of the Company Members pursuant to this Agreement; (f) Transfer Taxes for which the Representative or any of the Company Members are responsible pursuant to Section 7.2(d);  (g) income, capital gains, franchise or similar Taxes of any of the Representative or the Company Members; (h) Taxes or other Losses relating to any and all Tax Returns described in Section 7.2(a)(i), or (i) Taxes imposed on the Company or any Company Subsidiary pursuant to Section 951 or 1293 of the Code (or any similar provision of the Code or state, local or non-U.S. law) resulting in whole or in part from any circumstances on or prior to the Closing Date, even if such Taxes are accrued or incurred after the Closing Date; provided,  however, that no such Tax will constitute a Seller Tax to the extent such Tax was included as a Current Liability in the computation of Final Working Capital.

“Simmons” means Simmons & Company International.

“Simmons Earn-out Amount Fee”  has the meaning set forth in Section 2.12(c).

“Simmons Engagement Letter” means that certain Engagement Letter by and between the Company and Simmons, dated as of March 2, 2015.

“Simmons Escrow Amount Fee” means the amount set forth on Company Disclosure 3.13(b).

“Software” means any and all:  (a) computer programs, computer software, applications, utilities, development tools, application programming interfaces (APIs), diagnostics, and embedded systems, including any and all software implementations of algorithms, models and methodologies, in any form or medium, including source code, object code and exeecutable code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, schematics, flow‑charts and other work product used to design, plan, organize and develop any of the foregoing; and (d) all documentation, including programmer documentation, user manuals, training materials and other documentation, relating to any of the foregoing.

“Specified Capital Expenditures” means the aggregate amount of capital expenditures incurred and paid by the Company or any of the Company Subsidiaries during the time period that is after May 31, 2017 and prior to the Closing Date in connection with the matters set forth on Schedule E.

“Straddle Period” means any Tax period beginning before and ending on or after the Closing Date.

“Supplemental Disclosure Schedule” has the meaning set forth in Section 5.3.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Target Net Working Capital” means an amount equal to Six Million Four Hundred Seventy Five Thousand One Hundred Sixty Five Dollars ($6,475,165).

“Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges  imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added (including, but not limited to, goods and services), turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition with respect to such amounts or with respect to the filing of any Tax Returns, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a Consolidated Group for any period; and (c) any liability of for the payment of any amounts of the type described in clauses (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Proceeding” has the meaning set forth in Section 3.7(b).

“Tax Returns” means any return, report, statement, information return or other document filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes (including the reporting of any foreign bank accounts) or the administration of any laws, regulations or administrative requirements relating to any Taxes including any schedules or attachment thereof or any amendment thereof.

“Termination Date” has the meaning set forth in Section 10.1(b)(iv).

“Transaction Documents” means, collectively, this Agreement, the Contribution Agreement, the Pioneer Parent Contribution Agreement, the Pioneer Intermediate Contribution Agreement, the Escrow Agreement, the UAR Surrender Agreements and each other agreement, document and instrument required to be executed in accordance herewith; provided,  however, that Transaction Documents shall not include the Employment Agreements.

“Transfer Taxes” has the meaning set forth in Section 7.2(d).

“Treasury Regulations” means the final and temporary regulations promulgated under the Code.

“TSCA” means the Toxic Substances Control Act, as amended.

“UAR”  has the meaning set forth in Section 2.7.

“UAR/Company Member Earn-out Amount” has the meaning set forth in Section 2.12(c).

“UAR Consideration”  means, with respect to a UAR Holder, the amount set forth by the Company under the “Gross Fair Market Value of UARs (Pre-Withholding)” column on Closing Schedule D for such UAR Holder, an estimate of which is set forth on Schedule D.

“UAR Earn-out Amount” means, with respect to a UAR Holder, an amount equal to (a) the portion of such UAR/Company Member Earn-out Amount that would otherwise be received by the UAR Holders if such UARs were deemed to be equal to a number of Company Units equivalent to the number of Company Units with respect to which such UARs were granted, multiplied by (b) such UAR Holder’s UAR Percentage; the foregoing computations shall be conducted as if the Rollover Exchange had not occurred.

“UAR Final Adjustment Surplus Amount” means, in connection with a Final Adjustment Surplus and with respect to a UAR Holder, an amount equal to (a) the portion of such Final Adjustment Surplus that would otherwise be received by the UAR Holders if all UARs were deemed to be equal to a number of Company Units equivalent to the number of Company Units with respect to which such UARs were granted, multiplied by (b) such UAR Holder’s UAR Percentage.

“UAR Holder” means a holder of one or more UARs issued pursuant to the UAR Plan.

“UAR Percentage” means, with respect to a UAR Holder, the percentage set forth by the Company on Company Disclosure Schedule 2.7 for such UAR Holder.

“UAR Plan” means the Spectrum Tracer Services, LLC Unit Appreciation Rights Plan, as amended from time to time.

“UAR Surrender Agreement”  means the UAR surrender agreement entered into between each UAR Holder and the Company dated on or before the date hereof, in the form attached hereto as Exhibit E.

“U.S. Income Tax Purposes” means U.S. federal income tax purposes and the purposes of any U.S. state or local income tax law to the extent it follows U.S. federal income tax treatment.

“U.S. Restricted Person List” means: (i) the list of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders list, the Executive Order 13599 list, and the Sectoral Sanctions Identification List maintained by the Office of Foreign Assets Control, U.S. Department of the Treasury; (ii) the Denied Persons, Entity, and Unverified lists maintained by the Bureau of Industry and Security of the U.S. Department of Commerce under the Export Administration Regulations; (iii) the Debarred list maintained by the U.S. Department of State; and (iv) Persons identified by the U.S. Department of State as subject to sanctions by the U.S. Government for engaging in activities relating to proliferation, terrorism, or Iran.

“U.S. Trade Laws” means any law, statute, Order, regulation, rule, permit, license, directive, ordinance, or other decision or requirement, including any amendments, having the force or effect of law, of any arbitrator, court, government or government agency or instrumentality or other Governmental Authority, concerning the importation, exportation, re-exportation, or deemed exportation of products, technical data, technology or services, and the terms and conduct of transactions and making or receiving of payments related to such importation, exportation, re-exportation or deemed exportation, including, but not limited to, as applicable, the Tariff Act of 1930, as amended, and the laws, regulations, and programs administered or enforced by the U.S. Department of Commerce, the U.S. International Trade Commission, the U.S. Customs and Border Protection, the U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, 15 C.F.R. Part 730 et seq., including related restrictions with regard to transactions involving persons and entities on the Denied Persons List or Entity List, administered by the Bureau of Industry and Security, an agency of the U.S. Department of Commerce; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, 22 C.F.R. Part 120 et seq., including related restrictions with regard to transactions involving persons and entities on the Debarred List, administered by the Directorate of Defense Trade Controls, an organization within the U.S. Department of State; the Foreign Trade Regulations, 15 C.F.R. Part 30, administered by the Census Bureau, an agency of the U.S. Department of Commerce; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the statutes, Executive Orders, and regulations administered by OFAC; orders of the President regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on OFAC’s list of Specially Designated Nationals and Blocked Persons, OFAC’s list of Foreign Sanctions Evaders, OFAC’s Executive Order 13599 list, and OFAC’s Sectoral Sanctions Identifications List; the statutes and Executive Orders authorizing sanctions for trade relating to specified activities, such as proliferation, or countries, such as Iran, including as administered by the U.S. Department of State; and the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“Working Capital” means Current Assets minus Current Liabilities determined as of the Calculation Time in accordance with the Accounting Principles. An illustrative calculation of Working Capital as of March 31, 2017 is set forth on Schedule B.

“Working Capital Deficiency” means the amount by which the Target Net Working Capital exceeds the Working Capital.

“Working Capital Surplus” means the amount by which Working Capital exceeds the Target Net Working Capital.

Article II

THE MERGER

2.1       Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the terms of, and subject to the conditions set forth in, this Agreement, Section 2054 of the OLLCA and Section 18-209 of the DLLCA.  Following the Merger, the Company shall continue as the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Entity”) as a wholly owned subsidiary of Pioneer Investment and the separate existence of Merger Sub shall cease.

2.2       Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company and the Pioneer Parties shall cause the articles of merger meeting the requirements of Section 2054 of the OLLCA (the “Articles of Merger”) to be properly executed and filed with the Secretary of State of the State of Oklahoma in accordance with the terms and conditions of the OLLCA and the certificate of merger with the Secretary of the State of Delaware (the “Certificate of Merger” together with the Articles of Merger, the “Certificates of Merger”) as soon as practicable on the Closing Date and make all other filings or recordings required by the OLLCA or the DLLCA. The Merger shall become effective at the time of filing of the appropriate Certificates of Merger with the Secretary of State of the State of Oklahoma in accordance with the OLLCA and the Secretary of State of the State of Delaware in accordance with the DLLCA (the “Effective Time”).

2.3       Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the OLLCA and the DLLCA.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the separate existence of the Company and Merger Sub will cease and, upon the completion of the Merger, the Company shall continue as the Surviving Entity, and, without other transfer, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Entity as if the Surviving Entity had itself incurred them.

2.4       Articles of Organization and LLC Agreement.

(a)       At the Effective Time, the Company Articles of Organization shall be amended and restated in their entirety such that the certificate of formation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Entity until thereafter changed or amended as provided therein or by Applicable Law, subject to the terms of this Agreement, including, for the avoidance of doubt, Section 6.1;  provided,  however, that the name of the Surviving Entity shall continue to be “Spectrum Tracer Services, LLC.”

(b)       At the Effective Time, the Company LLC Agreement shall be amended and restated in its entirety such that the limited liability company agreement of Merger Sub in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Entity until thereafter changed or amended as provided therein or by Applicable Law, subject to the terms of this Agreement, including, for the avoidance of doubt, Section 6.1;  provided,  however, that the name of the Surviving Entity shall continue to be “Spectrum Tracer Services, LLC.”

2.5       Managers and Officers.  The managers of Merger Sub immediately prior to the Effective Time shall be the initial managers of the Surviving Entity, each to hold office in accordance with the articles of organization and limited liability company agreement of the Surviving Entity. From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, in each case retaining their respective positions until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

2.6       Conversion of Company Units.  At the Effective Time and after giving effect to the Immediately Preceding Contributions, by virtue of the Merger and without any action on the part of any Party, any Person or any holder of any securities of any Person:

(a)       Each unit and (if applicable) each other equity interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and shall represent one unit in the Surviving Entity, so that, after the Effective Time, Pioneer Investment shall be the holder of all of the issued and outstanding units in the Surviving Entity.

(b)       Each Company Unit outstanding immediately prior to the Effective Time (after giving effect to the Immediately Preceding Contributions), other than any Company Unit held by Pioneer Investment, (i) shall be converted into the right to receive (without interest) the applicable consideration set forth in this Agreement and (ii) shall otherwise cease to be outstanding and shall automatically be canceled, extinguished and retired and cease to exist.

(c)       Each Company Unit outstanding immediately prior to the Effective Time (after giving effect to the Immediately Preceding Contributions) that is held by Pioneer Investment, shall cease to be outstanding and shall automatically be canceled, extinguished and retired and cease to exist and no consideration shall be due to Pioneer Investment in respect thereof.

2.7       Treatment of Unit Appreciation Rights.  On or before the date of this Agreement, the Company’s Board of Directors shall have taken all actions reasonably necessary to provide that immediately prior to the Effective Time, each unit appreciation right (“UAR”) issued pursuant to the UAR Plan shall be cancelled and converted into the right for the UAR Holder thereof to receive (i) such UAR Holder’s Closing UAR Consideration,  (ii) such UAR Holder’s UAR Earn-

out Amount, if any, payable pursuant to Section 2.12,  (iii) such UAR Holder’s UAR Final Adjustment Surplus Amount, if any, payable pursuant to Section 2.11 and (iv) such UAR Holder’s remaining Escrow Amount, if any, payable pursuant to Section 2.13 and (v) such UAR Holder’s Representative Holdback Amount, if any, payable pursuant to Article XIII and, in each of clauses (i),  (ii),  (iii), (iv) and (v), less all applicable Tax withheld in accordance with Section 2.15. On or prior to the date hereof, the Company’s Board of Directors shall have taken all actions reasonably necessary to terminate the UAR Plan, such termination to be effective as of the Effective Time following the payment of the Closing UAR Consideration to each UAR Holder, and the Company shall have forwarded proper documentation evidencing such termination to the Pioneer Parties on or prior to the date hereof.

2.8       Closing of Transfer Books.  From and after the Effective Time, the Company Unit transfer books shall be closed and no transfer of Company Units shall thereafter be made.  From and after the Effective Time, the holders of Company Units prior to the Effective Time shall cease to have any rights with respect to such Company Units, except as otherwise provided for in this Agreement or by Applicable Law.

2.9       Closing Withholding and Payments.

(a)       At the Closing, Pioneer Investment shall withhold or cause to be withheld an amount equal to the Simmons Escrow Fee Amount, which, for the avoidance of doubt, shall be paid to Simmons in accordance with Section 2.13(c).

(b)       At the Closing, Pioneer Investment shall pay or cause to be paid or shall deposit or cause to be deposited, as the case may be, the following amounts by wire transfer of immediately available funds pursuant to wire transfer instructions confirmed by the applicable payment recipient in writing, or other applicable payment methods as may be authorized by any particular Company Member pursuant to such Company Member’s Letter of Transmittal, as follows:

(i)        Pioneer Investment shall pay or cause to be paid to each lender under the Loan Agreements, to an account designated by such lender in writing, the amount of Debt specified in such lender’s Pay Off Letter (collectively, the sum of such Debt amounts for all such payees being hereinafter referred to as the “Debt Pay-Off Amount”);

(ii)       Pioneer Investment shall deposit or cause to be deposited the Aggregate Escrow Amount with the Escrow Agent;

(iii)      Pioneer Investment shall pay or cause to be paid all Company Transaction Costs that remain outstanding as of the Closing Date to such account or accounts as are designated by the Company in accordance with Section 5.4 (collectively, the sum of such payments for all payees of Company Transaction Costs being hereinafter referred to as the “Paid Company Transaction Costs”);

(iv)       Pioneer Investment shall pay or cause to be paid, to such account as is designated by the Representative in writing, the Aggregate Representative Holdback Amount; and

(v)        Pioneer Investment shall pay or cause to be paid to such account as is designated by the Representative in writing, and the Representative shall promptly thereafter pay or cause to be paid, as applicable, to each Company Member that delivers a completed and duly executed letter of transmittal in the form attached hereto as Exhibit C (each, a “Letter of Transmittal”) to the Pioneer Parties on or prior to the Closing Date, an amount in cash, with respect to each Company Member, equal to the product of (A) the Closing Merger Consideration and (B) such Company Member’s Closing Consideration Percentage, in accordance with the computations set forth on Closing Schedule D, an estimate of which is set forth on Schedule D.

(c)       Post-Closing Payments. From and after the Closing, Pioneer Investment shall promptly (and in any event within five (5) Business Days after receipt) pay or cause to be paid to such account as is designated by the Representative in writing, and the Representative shall promptly thereafter pay or cause to be paid to each Company Member that delivers a completed and duly executed Letter of Transmittal to the Pioneer Parties at any time after the Closing Date, with respect to all Company Units held by such Company Member, the amount in cash (without interest) that would have been payable to such Company Member pursuant to Section 2.9(b)(v) if such Company Member had delivered such documents on or prior to the Closing Date. Any other payments (including distributions by the Escrow Agent and payments of any Final Adjustment Surplus and Earn-out Amount) to be made to the Representative (for further distribution to each of the Company Members) following the Closing shall be made by Pioneer Investment and the Surviving Entity, the Representative or the Escrow Agent, as applicable.

(d)       Unexchanged Company Units.  Pioneer Investment and the Representative will, promptly upon receipt thereof, deliver electronically to the Surviving Entity surrendered Letters of Transmittal received by it, and, within five (5) Business Days after the 180th day following the Closing Date, Pioneer Investment will return to the Surviving Entity any portion of the Closing Merger Consideration remaining to be paid to the Company Members pursuant to Section 2.9(b)(v) who have not yet delivered their Letters of Transmittal. Any Company Member shall thereafter be entitled to look only to the Surviving Entity for payment of their claims for the consideration set forth in this Article II without interest thereon. Notwithstanding the foregoing, any portion of the consideration set forth in this Article II remaining to be paid to the Company who have not yet delivered their Letters of Transmittal within five (5) years after the Closing Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Law, become the property of the Surviving Entity free and clear of any claims or interest of any Person previously entitled thereto.

2.10      Closing Adjustment Amount.  No later than three (3) Business Days before the Closing Date, the Company shall deliver or cause to be delivered to Pioneer Investment an estimated balance sheet of the Company and the Company Subsidiaries (the “Estimated Closing Balance Sheet”) prepared as of 11:59 p.m. on the date immediately prior to the Closing Date (the “Calculation Time”), which sets forth the Company’s calculation of the Closing Merger Consideration based on the Company’s good faith estimate of the following:  (a) the amount of Cash as of the Calculation Time (the “Estimated Cash”), (b) the amount of Debt outstanding as of the Calculation Time (the “Estimated Debt”), and (c) the amount of Working Capital as of the Calculation Time and the resulting calculation of Working Capital Surplus or Working Capital Deficiency as of such time and date (the “Estimated Working Capital Surplus” or the “Estimated

Working Capital Deficiency,” respectively). For purposes of calculating the Estimated Cash, Canadian dollars shall be converted into U.S. dollars using a currency exchange rate based upon the Bank of Canada closing exchange rate on the day immediately prior to the Closing Date. The Estimated Closing Balance Sheet shall be prepared by the Company in accordance with this Agreement and the Accounting Principles. The Company shall consider in good faith any reasonable comments that Pioneer Investment may have in respect of the Estimated Closing Balance Sheet (and shall update the Estimated Closing Balance Sheet prior to the Closing upon mutual agreement by the Parties).

2.11      Final Adjustment Amount.

(a)       As promptly as practicable after the Closing Date (but in no event later than ninety (90) days after the Closing Date), Pioneer Investment shall cause the Surviving Entity to prepare and deliver to the Representative a consolidated balance sheet of the Company and the Company Subsidiaries prepared as of 11:59 p.m. on the date immediately prior to the Closing Date (except as otherwise contemplated by this Agreement) (the “Closing Balance Sheet”), which shall set forth the following:  (i) the amount of Cash as of the Calculation Time (the “Closing Cash”), (ii) the amount of Debt as of the Calculation Time (the “Closing Debt”), and (iii) the components of Working Capital to enable Pioneer Investment and the Representative on behalf of the Company Members and the UAR Holders to calculate the amount of Working Capital as of the Calculation Time (the “Closing Working Capital”) and the amount of Working Capital Surplus or Working Capital Deficiency, in each case, as of such time and date (the “Closing Working Capital Surplus” or the “Closing Working Capital Deficiency,” as the case may be). For purposes of calculating the Closing Cash, Canadian dollars shall be converted into U.S. dollars using a currency exchange rate based upon the Bank of Canada closing exchange rate on the day immediately prior to the Closing Date. The Closing Balance Sheet shall be prepared in accordance with this Agreement and the Accounting Principles. Following the delivery of the Closing Balance Sheet to the Representative, Pioneer Investment and the Surviving Entity shall afford the Representative and its representatives the opportunity to examine the Closing Balance Sheet, and such supporting schedules, analyses, workpapers and other underlying records or documentation as are reasonably requested and necessary and appropriate. Pioneer Investment and the Surviving Entity shall cooperate with the Representative and its representatives in such examination, including providing answers to reasonable questions asked by the Representative and its representatives, and Pioneer Investment and the Surviving Entity shall promptly make available to the Representative and its representatives any copies of records reasonably requested and necessary and appropriate.

(b)       If within thirty (30) days following delivery of the Closing Balance Sheet to the Representative (or such later date as mutually consented to by Pioneer Investment and the Representative, which consent shall not be unreasonably withheld, conditioned or delayed), the Representative has not delivered to Pioneer Investment written notice of its objections to the Closing Balance Sheet (the “Objection Notice”), which Objection Notice must contain a statement describing in reasonable detail the basis of such objections, then the Closing Balance Sheet, Closing Cash, Closing Debt, Closing Working Capital and Closing Working Capital Surplus or Closing Working Capital Deficiency, as applicable, as set forth in or derived from such Closing Balance Sheet shall be deemed final and conclusive and shall be “Final Balance Sheet,” “Final Cash,” “Final Debt,” “Final Working Capital” and “Final Working Capital Surplus” or “Final Working Capital Deficiency,” respectively and as applicable.  If the Representative delivers the

Objection Notice within such thirty day (30) period, then Pioneer Investment and the Representative shall endeavor in good faith to resolve the objections, for a period not to exceed fifteen (15) days from the date of delivery of the Objection Notice.  The Representative shall afford Pioneer Investment and the Surviving Entity and their representatives the opportunity to examine any Objection Notice, and such supporting schedules, analyses, workpapers, and other underlying records or documentation as are reasonably requested and necessary and appropriate. The Representative shall cooperate with Pioneer Investment, the Surviving Entity and their representatives in such examination, including providing answers to questions asked by Pioneer Investment, the Surviving Entity and their representatives and promptly making available to Pioneer Investment, the Surviving Entity and their representatives any copies of records reasonably requested and necessary and appropriate. If at the end of the fifteen day (15) period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to a nationally recognized accounting firm to be selected jointly by the Representative and Pioneer Investment within the following five (5) Business Days (such jointly selected accounting firm the “Referee”). The Referee shall be jointly instructed by the Parties to determine any unresolved items of the Final Balance Sheet, Final Cash, Final Debt, Final Working Capital and Final Working Capital Surplus or Final Working Capital Deficiency within thirty (30) days after the objections that remain in dispute are submitted to it.  If any objections are submitted to the Referee for resolution, (i) each Party shall furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may request and are available to that Party or its subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee; (ii) to the extent that a value has been assigned to any objection that remains in dispute, the Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by any Party or less than the smallest value for such objection claimed by any Party; (iii) the determination by the Referee of Closing Cash, Closing Debt, Closing Working Capital and Closing Working Capital Surplus or Closing Working Capital Deficiency, as set forth in a written notice delivered to both Parties and the Escrow Agent by the Referee, shall be made in accordance with this Agreement and shall be binding and conclusive on the Parties, absent fraud or manifest error and (iv) the costs and expenses of the Referee will be borne by the Parties in such proportion as is appropriate to reflect the relative benefits received by the Pioneer Parties and the Representative on behalf of the Company Members and the UAR Holders from the resolution of the dispute. For example, if the Representative challenges the calculation of the Closing Working Capital by an amount of $100,000, but the Referee determines that the Representative on behalf of the Company Members and the UAR Holders has a valid claim for only $40,000, Pioneer Investment shall bear 40% of the fees and expenses of the Referee and the Representative on behalf of the Company Members and the UAR Holders shall bear the other 60% of such fees and expenses.

(c)       To the extent that the Final Adjustment Amount minus the Closing Adjustment Amount is a positive number, such excess (the “Final Adjustment Surplus”) shall be paid by Pioneer Investment within five (5) Business Days of the determination of the Final Adjustment Amount to the Company Members (less the UAR Holders’ UAR Final Adjustment Surplus Amounts, which shall by paid directly by the Pioneer Parties to the UAR Holders, subject to applicable Tax withholding in accordance with Section 2.15); provided,  however, that such payments to the Company Members shall be made to the Representative who shall pay to each Company Member that delivered a completed and duly executed Letter of Transmittal to the

Pioneer Parties such Company Member’s portion of the Net Final Adjustment Surplus Amount equal to the product of (A) the Net Final Adjustment Surplus Amount and (B) such Company Member’s Earn-out Percentage. To the extent that the Final Adjustment Amount minus the Closing Adjustment Amount is a negative number, the absolute value of such deficiency (the “Final Adjustment Shortfall”) shall be distributed to Pioneer Investment solely from the Escrow Account. Notwithstanding the foregoing, Pioneer Investment shall disperse any portion of the Net Final Adjustment Surplus remaining to be paid to the Company Members who have not yet delivered Letters of Transmittal to the Surviving Entity to be paid to such Company Members in accordance with Section 2.9(c).

2.12      Earn-out.

(a)       Following the Closing, at such time as provided in this Section 2.12, the Pioneer Parties shall pay to the Representative, in accordance with Section 2.12(c), with respect to the Earn-out Period, an amount, if any, calculated as follows (an illustrative calculation of the Earn-out Amount is set forth on Schedule C): if the Actual Gross Profit Amount during the Earn-out Period is greater than the Earn-out Threshold, the Pioneer Parties shall pay or cause to be paid to the Representative on behalf of the Company Members and the UAR Holders, in the aggregate, in accordance with this Section 2.12, an amount equal to (such amount, the “Earn-out Amount”) the product of (A) the Maximum Earn-out Amount multiplied by (B) the lesser of (1) one or (2) the Percentage of Target Gross Profit Amount Achieved.

(b)       For purposes of determining whether any Earn-out Amount is due to the Company Members and the UAR Holders, no later than thirty (30) days after the issuance and release of the audited consolidated financial statements for the Company for the fiscal year ending December 31, 2018,  which audited consolidated financial statements shall be prepared in accordance with the Accounting Principles,  Pioneer Investment shall deliver to the Representative a written statement (the  “Earn-out Statement”) setting forth in reasonable detail the calculation of the Actual Gross Profit Amount, together with reasonable supporting documentation thereof.  The Pioneer Parties shall take all commercially reasonable steps to cause the above-referenced audited consolidated financial statements of the Company to be completed and delivered on a timely basis. Following the delivery of the Earn-out Statement to the Representative, Pioneer Investment and the Surviving Entity shall afford the Representative and its representatives the opportunity to examine the Earn-out Statement and such supporting schedules, analyses, workpapers and other underlying records or documentation as are reasonably requested and necessary and appropriate. Pioneer Investment, the Surviving Entity and their respective representatives shall cooperate with the Representative in such examination, including providing answers to reasonable questions asked by the Representative and its representatives and promptly making available to the Representative and its representatives any copies of records reasonably requested and necessary and appropriate.  If, within thirty (30) days following delivery of the Earn-out Statement to the Representative, the Representative has not delivered to Pioneer Investment written notice (the “Earn-out Objection Notice”) setting forth in reasonable detail the reasons for which the Representative does not agree with the calculation of the Actual Gross Profit Amount set forth in the Earn-out Statement, then the Earn-out Statement and the determination of whether payment of an Earn-out Amount is due based on such Earn-out Statement shall be binding and final for all purposes of this Agreement.  If, based on the Actual Gross Profit Amount, an Earn-out Amount is due, such Earn-out Amount shall be due and payable as provided in Section 2.12(c).  If the

Representative delivers an Earn-out Objection Notice within such thirty day (30) period, then the Representative and Pioneer Investment shall try to resolve any differences in their respective positions with respect to Pioneer Investment’s calculation of the Actual Gross Profit Amount. If the Representative and Pioneer Investment are unable to agree upon the calculation of the Actual Gross Profit Amount within thirty  (30)  days after the Representative’s delivery of the Earn-out Objection Notice to Pioneer Investment, then the matter to be resolved (the “Earn-out Dispute”) shall be submitted for resolution to the Referee within the following five (5) Business Days (it being understood that such Referee shall be selected in the same manner as provided in Section 2.11(b)).  Pioneer Investment and the Representative shall each provide to the Referee and the other Party a statement of its position as to calculation of the Actual Gross Profit Amount and whether an Earn-out Amount is due within fifteen (15) days from the date of the referral to the Referee. The Referee shall make a written determination as promptly as practicable, but in any event within thirty (30) days after the date on which the dispute is referred to the Referee, by determining the Actual Gross Profit Amount; provided, that the Actual Gross Profit Amount as determined by the Referee may not be greater than the greatest value for Actual Gross Profit Amount claimed by any Party or less than the smallest value for Actual Gross Profit Amount claimed by any Party. If any objections are submitted to the Referee for resolution, each Party shall furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may request and are available to that Party or its subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee. In the event a dispute is submitted to the Referee in connection with the determination of the Actual Gross Profit Amount, the costs and expenses of the Referee will be borne by the Parties in such proportion as is appropriate to reflect the relative benefits received by the Pioneer Parties and the Representative on behalf of the Company Members and the UAR Holders from the resolution of the Earn-out Dispute. The decision of the Referee shall be final and binding for all purposes of this Agreement and the Earn-out Statement shall be revised, if necessary, to reflect such decision and the Earn-out Statement and thereupon the calculation of the Actual Gross Profit Amount and whether any such Earn-out Amount is due shall be final and binding for all purposes of this Agreement.  Such determination by the Referee shall be conclusive and binding upon the Parties, absent fraud or manifest error.  With respect to any Earn-out Dispute referred to the Referee, the Referee shall not be authorized or permitted to (A) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of the Earn-out Dispute in accordance with this Section 2.12(b) or (B) apply any accounting methods, treatments, principles or procedures other than the Accounting Principles.  If at any time Pioneer Investment and the Representative resolve their dispute, then, notwithstanding the preceding provisions of this Section 2.12(b), the Referee’s involvement promptly shall be discontinued and the Earn-out Statement shall be revised, if necessary, to reflect such resolution and the Earn-out Statement and thereupon the calculation of the Actual Gross Profit Amount and whether any Earn-out Amount is due shall be final and binding for all purposes of this Agreement.

(c)       When the Earn-out Statement becomes final and binding in accordance with Section 2.12(b), if there is any Earn-out Amount owed to the Company Members and the UAR Holders, then the Pioneer Parties shall first pay the portion of the Earn-out Amount owed to Simmons pursuant to the Simmons Engagement Letter set forth on Company Disclosure Schedule 3.13 (the “Simmons Earn-out Amount Fee” and, the Earn-out Amount less the Simmons Earn-out Amount Fee, the “UAR/Company Member Earn-out Amount”), within fifteen

(15) days after the date that the Earn-out Statement becomes final and binding, before paying any UAR Holder’s UAR Earn-out Amount or any Company  Member Earn-out Amount owed to the Company Members. The Pioneer Parties shall next pay the UAR Earn-out Amount for all UAR Holders directly to the UAR Holders, subject to applicable Tax withholding in accordance with Section 2.15. The Pioneer Parties shall then pay to the Representative, within fifteen (15) days after the date that the Earn-out Statement becomes final and binding, such Company Member Earn-out Amount by wire transfer of immediately available funds to an account or accounts specified by the Representative. The Representative shall pay to each Company Member that delivered a completed and duly executed Letter of Transmittal to the Pioneer Parties such Company Member’s portion of the Company Member Earn-out Amount, which portion shall be an amount equal to the product of (A) the Company Member Earn-out Amount and (B) the Company Member Earn-out Percentage. Notwithstanding the foregoing, the Pioneer Parties shall disperse any portion of the Company Member Earn-out Amounts remaining to be paid to the Company Members who have not yet delivered Letters of Transmittal to the Surviving Entity to be paid to such Company Members in accordance with Section 2.9(c).

(d)       The Representative acknowledges and agrees that from and after the Closing and except as expressly provided to the contrary in this Agreement, (i) the Pioneer Parties and their subsidiaries, as applicable, have the right to operate the Company and each of the Company Subsidiaries (and all components of their businesses) in any way the Pioneer Parties or any of their subsidiaries deem appropriate in their sole discretion, (ii) neither the Pioneer Parties nor any of their subsidiaries shall have any obligation to operate the Company or any of the Company Subsidiaries (or any component of their businesses) in a manner so as to achieve (or maximize the amount of) the Earn-out Amount, (iii) neither the Pioneer Parties nor any of their subsidiaries are under any obligation to operate any business in a manner consistent with the manner in which the Company or any of the Company Subsidiaries operated such business prior to the Closing Date and (iv) the Pioneer Parties and their subsidiaries, as applicable, shall have the right to operate the business in the manner the Pioneer Parties and their subsidiaries, as applicable, believe is prudent and to make such decisions with respect to the Company, the Company Subsidiaries and the businesses as the Pioneer Parties and their subsidiaries, as applicable, believe, in their sole discretion, are reasonable and in the best interests of the Pioneer Parties or any of their subsidiaries and their respective equityholders, including by exercising control and approval over all material capital and contractual obligations undertaken by the Company or any Company Subsidiary (including entry into property leases or sales and supply agreements and making capital expenditures);  provided,  however, that, with respect to clauses (i) through (iv) above,  the Pioneer Parties shall not, directly or indirectly, take any actions in bad faith or with the intent that would have the purpose of avoiding or reducing the Earn-out Amount hereunder; (v) neither the Pioneer Parties nor any of their subsidiaries are under any obligation to continue to serve any existing client after the Closing (subject to any obligations in any Contracts assumed in connection with this Agreement), (vi) the Earn-out Amount is speculative and is subject to numerous factors outside the control of the Pioneer Parties or any of their subsidiaries, (vii) there is no assurance that the Company Members, UAR Holders or Simmons will receive an Earn-out Amount and neither the Pioneer Parties nor any of their subsidiaries have promised or projected an Earn-out Amount, (viii) neither the Pioneer Parties nor any of their subsidiaries owe any fiduciary duty or other express or implied duty to the Company Members,  the UAR Holders or Simmons,  (ix) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship, and (x) the Representative hereby waives any fiduciary duty or other express or implied duty of the

Pioneer Parties or any of their subsidiaries to the Company Members or the UAR Holders.  Notwithstanding anything contained herein to the contrary, the Parties agree that, to the extent that, during the Earn-out Period, one or more of the Pioneer Parties or any of their Affiliates enters into any contract with any third party which contract provides for the provision of goods or services from both the Surviving Entity and one or more of its Affiliates, then, Steve Faurot or Glenn Brown, for so long as at least one of such Persons is employed by the Surviving Entity or one of its Affiliates, shall have the right to approve the amount of revenue from such contract that will be allocated to the Surviving Entity for purposes of calculating the Actual Gross Profit Amount.

2.13      Escrow.

(a)       Aggregate Escrow Amount.  On or prior to the Closing, the Representative, Pioneer Investment and the Escrow Agent shall enter into the Escrow Agreement, and Pioneer Investment shall deposit an amount equal to Five Million Dollars ($5,000,000) (the “Aggregate Escrow Amount”) into such escrow account at the Closing pursuant to Section 2.9(b)(ii).  The Escrow Agent shall hold the Aggregate Escrow Amount in escrow pursuant to the terms of this Agreement and the Escrow Agreement for the period commencing on the Closing Date and ending on the eighteen (18) month anniversary of the Closing Date (the “Escrow Period”). Notwithstanding anything to the contrary in this Agreement or the Escrow Agreement, solely for Tax purposes, the Parties agree to treat the Aggregate Escrow Amount as property of the Company Members and the UAR Holders and any interest or other items of income earned with respect to the Aggregate Escrow Amount as income of the Company Members and the UAR Holders.

(b)       Instructions to Escrow Agent.

(i)        The Representative and Pioneer Investment covenant and agree to jointly instruct the Escrow Agent in writing promptly (within five (5) Business Days) after the determination of the Final Adjustment Amount to make any disbursements required by Section 2.11(c).

(ii)       The Representative covenants and agrees that at any time the Company Members or UAR Holders are obligated to indemnify any Pioneer Indemnified Person for Pioneer Indemnification Claims under Article XI, if requested by Pioneer Investment, the Representative on behalf of the Company Members and UAR Holders, as applicable, shall promptly execute and deliver to the Escrow Agent joint written instructions with Pioneer Investment to release to the Pioneer Indemnified Person such portion of the Aggregate Escrow Amount as is necessary to satisfy the Company Members’ and UAR Holders’, as applicable, indemnification obligations for Pioneer Indemnification Claims under Article XI.

(c)       Disbursement of Escrow Amount.  Contemporaneous with or as soon as practicable following the release of any remaining amount of the Aggregate Escrow Amount to the Representative for further disbursement to the Company Members and UAR Holders in accordance with the terms of the Escrow Agreement, the Representative shall disburse to the Surviving Entity for further disbursement to the UAR Holders (subject to applicable Tax withholding in accordance with Section 2.15) and directly to each Company Member an amount equal to such UAR Holder’s or Company Member’s, as applicable, Escrow Amount minus (i) the amount of any Losses for which such UAR Holder or Company Member, as applicable, is determined to be responsible pursuant to Article XI,  minus (ii) the portion of any Final Adjustment Shortfall allocable to such UAR Holder or Company Member, as applicable. For the avoidance of doubt, the Surviving Entity shall be responsible for payment of the Simmons Escrow Amount Fee to Simmons.

2.14      Representative Holdback.  The amount of One Hundred Fifty Thousand Dollars ($150,000) (the “Aggregate Representative Holdback”) shall be paid at Closing pursuant to Section 2.9(b)(iv) to a segregated client bank account, and shall be held, used and disbursed by or at the direction of the Representative in accordance with Article XIII.

2.15      Withholding.  Notwithstanding any other provision of this Agreement, the Pioneer Parties and the Surviving Entity shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable or otherwise deliverable pursuant to this Agreement (including amounts payable pursuant to Section 2.7) such amounts as are required to be withheld with respect to the making of such payment under any provision of Tax law, and the Representative and the Company Members shall indemnify, defend and hold harmless the Pioneer Parties and the Surviving Entity against liability for any such amounts. The Representative and the Company Members shall cooperate with the Pioneer Parties and the Surviving Entity to minimize the amount of such withholding to the extent permitted by applicable law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company Disclosure Schedule, the Company represents and warrants to the Pioneer Parties as of the date hereof and as of the Closing Date as follows:

3.1       Organizational Matters.

(a)       Organization, Standing and Power to Conduct Business.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such jurisdictions in which the Company or any Company Subsidiary is qualified to do business are set forth on Company Disclosure Schedule 3.1(a).

(b)       Charter Documents.  Copies of the Company Articles of Organization and the Company LLC Agreement and the respective organizational documents of the Company Subsidiaries, as in effect on the date of this Agreement, have been furnished or made available to the Pioneer Parties or its representatives.

(c)       Company Subsidiaries.  Company Disclosure Schedule 3.1(c) sets forth a complete and correct list of each subsidiary of the Company (including each subsidiary’s name,

jurisdiction, and the number and type of its authorized, issued and outstanding capital stock or other equity interests or ownership interests). Other than the Company Subsidiaries listed on Company Disclosure Schedule 3.1(c), the Company has no subsidiaries. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company directly or indirectly owns 100% of the capital stock or other equity interests or ownership interests of each Company Subsidiary free and clear of all Liens other than Liens under the Loan Agreements that will be released at Closing. There are no outstanding securities of the Company Subsidiaries convertible into or exchangeable or exercisable for Company Units or other equity interests or ownership interests in the Company or any of the Company Subsidiaries, or options, warrants, calls, puts or other rights to acquire or sell Company Units or other equity interests or ownership interests in the Company or any of the Company Subsidiaries.

3.2       Capital Structure.  The record and beneficial ownership of the Company Units, as of the date of this Agreement, is set forth on Company Disclosure Schedule 3.2(a), which schedule shall be updated as allowed under Section 5.3 to reflect the record and beneficial ownership of the Company Units as of the Closing Date. Except as set forth on Company Disclosure Schedule 3.2(b), there are not outstanding (a) any Company Units or other equity or equity-like securities of the Company or any Company Subsidiary; (b) any securities of the Company or any Company Subsidiary convertible into, or exchangeable or exercisable for Company Units or other equity or equity-like securities of the Company or any Company Subsidiary; (c) any stock appreciation rights, phantom stock, stock-based performance units, profits interests or similar rights; (d) any options, warrants, calls, puts, rights, commitments, voting agreements, trusts or proxies or other agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, in any case obligating the Company or any Company Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Company Units or other voting securities of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, put, right, commitment or agreement; or (e) any Persons or joint ventures in which the Company or any Company Subsidiary owns, or has owned, of record or beneficially, any direct or indirect  interest. Except as set forth in the Company LLC Agreement, the Company is not subject to any obligation (contingent or otherwise) to (i) repurchase, redeem, make any distribution of any kind with respect to, or otherwise acquire or retire any Company Units or other equity or equity-like securities of the Company or (ii) make any dividend or distribution of any kind with respect to any Company Units or other voting securities of the Company or any Company Subsidiary.  As of the date of this Agreement, there is not pending any material claim against the Company or, to the Knowledge of the Company, any of its controlling Company Members, by a current or former holder of Company Units or any other equity-like securities of the Company, in such former member of the Company’s capacity as such and, to the Knowledge of the Company, no such claim has been threatened. None of the Company or any of the Company Subsidiaries has an obligation to provide funds or make any investment (in either case, in the form of a loan, capital contribution or otherwise) in any Person.

3.3       Authority and Due Execution.  The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein.  Upon the receipt of the Company Member Consent, as contemplated herein, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated herein or therein will have been duly authorized by all necessary limited liability company action on the part of the Company.  No other proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement and each of the other Transaction Documents to which the Company is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by the Company and, assuming that this Agreement and the other Transaction Documents to which the Company is a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, “Creditors’ Rights”).

3.4       Non-Contravention and Consents.

(a)       Non-Contravention.  The execution and delivery of this Agreement and each other Transaction Document does not, and the performance of this Agreement and each other Transaction Document will not (i) conflict with or violate the Company Articles of Organization or Company LLC Agreement, or the respective certificate of incorporation, bylaws, limited liability company agreement or other similar organizational documents of any Company Subsidiary; (ii) conflict with or violate any Applicable Law; (iii)   except as set forth on Company Disclosure Schedule 3.4(a),  result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a breach or default) under, or materially impair the rights of the Company, any Company Subsidiary or any of the Company Assets or materially alter the rights or obligations of any third party under, result in the, or give to others any rights of, termination (including loss of benefit), modification, amendment, acceleration, suspension, revocation or cancellation of, or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right; or (iv) result in the creation of any material Lien on any of the Company Assets (whether tangible or intangible).

(b)       Contractual Consents.  Except as set forth on Company Disclosure Schedule 3.4(b), no Consent under any Material Contract is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated hereby or thereby.

(c)       Governmental Consents.  No Consent of any Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a pre-merger notification and report form under the HSR Act, and the expiration or termination of the applicable waiting period thereunder and (ii) the filing of the Certificates of Merger with the Secretary of State of Oklahoma and Secretary of State of Delaware.

3.5       Financial Statements.

(a)       Financial Statements.  The Company has furnished or made available to the Pioneer Parties or their representatives copies of (i) the audited consolidated financial statements (consisting of balance sheets, statements of income and comprehensive income, statements of changes in Company Members’ equity and consolidated statements of cash flows) of the Company and the Company Subsidiaries for the years ended December 31, 2016, December 31, 2015 and December 31, 2014 and (ii) the Company’s unaudited consolidated financial statements (consisting of a balance sheet (the “Last Balance Sheet”), statement of income and comprehensive income and statement of cash flows) of the Company and the Company Subsidiaries for the six-month period ended June 30, 2017 (the “Last Balance Sheet Date”) (the financial statements referred to in clauses (i),  and (ii) collectively, the “Financial Statements”). Except as set forth on Company Disclosure Schedule 3.5(a),  the Financial Statements (A) were prepared in accordance with GAAP consistently applied and in accordance with historic past practices throughout the periods involved, (B) fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the dates, and for the periods, indicated therein, in accordance with GAAP (except that the unaudited Financial Statements in clause (ii) above do not contain all notes required by GAAP, none of which, individually or in the aggregate, are material and are subject to normal year-end adjustments) and (C) are true and correct in all material respects and have been prepared from the books and records of the Company and the Company Subsidiaries (which in turn, are true and correct in all material respects) in accordance with the Company’s past practices applied on a consistent basis.

(b)       Absence of Liabilities.  Except as set forth on Company Disclosure Schedule 3.5(b), there is no material liability, contingent or otherwise (and there is no existing condition, fact or set of circumstances that could reasonably be expected to result in any material liabilities) of the Company or any Company Subsidiary, except for liabilities, obligations or contingencies that are (i) expressly reflected or reserved against on the Last Balance Sheet, (ii) liabilities of the type set forth on the Last Balance Sheet incurred in the ordinary course of business and consistent with the past practices of the Company since the Last Balance Sheet Date (none of which is a liability for breach of Contract, tort infringement, action, claim, lawsuit, warranty, or environmental, health or safety matter); or (iii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents that are included in the Company Transaction Costs.

3.6       Litigation.  Except as set forth on Company Disclosure Schedule 3.6, there is no, and in the past three (3) years there has been no, claim, action, suit, judicial or administrative proceeding, grievance or arbitration pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries by or before or by any Governmental Authority or before any arbitrator, nor has the Company or any Company Subsidiary received any written notice that are there any reviews or investigations relating to the Company or any of the Company Subsidiaries pending or threatened by or before any arbitrator or any Governmental Authority.  Neither the Company nor any Company Subsidiary is subject to any Order that would impair or delay the Company’s or any Company Subsidiary’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Neither the Company nor any Company Subsidiary has initiated, and neither does the Company or any Company Subsidiary currently intend to initiate, any claim, action, suit, judicial or administrative proceeding, grievance or arbitration.

3.7       Taxes.

(a)       Except as set forth on Company Disclosure Schedule 3.7(a), any and all Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been duly and timely filed.   Each such Tax Return is true, correct and complete in all material respects.  Any and all Taxes owed by the Company or any Company Subsidiary or for which the Company or any Company Subsidiary may be liable which are or have become due have been paid in full. Any and all Tax withholding and deposit requirements imposed on or with respect to the Company or any Company Subsidiary have been satisfied in full in all respects. There are no Liens (other than Permitted Encumbrances) on any of the assets of the Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)       Except as set forth on Company Disclosure Schedule 3.7(b), there is no claim against the Company or any Company Subsidiary for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to the Company or any Company Subsidiary.  No Tax audits, administrative proceedings or judicial proceedings (each a “Tax Proceeding”) have been threatened in writing or are being conducted or pending with respect to the Company.  No claim has ever been made by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(c)       Except as set forth on Company Disclosure Schedule 3.7(c), there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or any Company Subsidiary.

(d)       With the exception of the Company, none of the property of the Company or any Company Subsidiary is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.  Except as set forth on Company Disclosure Schedule 3.7(d), neither the Company nor any Company Subsidiary owns any interest in any “controlled foreign corporation” (as defined in Section 957 of the Code), “passive foreign investment company” (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company or any Company Subsidiary.  None of the property of the Company or any Company Subsidiary is “tax exempt use property” (within the meaning of Section 168(h) of the Code) or “tax exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code).  No asset or liability of the Company or any Company Subsidiary is a debt obligation that: (i) was issued with “original issue discount,” as defined in Section 1273 of the Code; (ii) is a “registration-required obligation,” as defined in

Section 163(f)(2) of the Code; (iii) is an “applicable high yield discount obligation,” as defined in Section 162(i) of the Code; (iv) provides for the payment of interest that is “disqualified interest,” as such term is defined in Section 163(j)(3) of the Code; (v) constitutes “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code; or (vi) is a “disqualified debt instrument,” as defined in Section 163(b)(2) of the Code.

(e)       Neither the Company nor any Company Subsidiary is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of:  (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) an intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) entered into or created on or prior to the Closing Date; (iv) an installment sale or open transaction disposition made on or prior to the Closing Date; (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; or (vi) a prepaid amount received on or prior to the Closing Date.

(f)       Neither the Company nor any Company Subsidiary a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (other than agreements entered into in the ordinary course of business and the primary subject of which is not Taxes).  Neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502‑6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.

(g)       Neither the Company nor any Company Subsidiary has entered into any agreement or arrangement with any taxing authority that requires the Company or any Company Subsidiary to take any action or to refrain from taking any action.  Neither the Company nor any Company Subsidiary is a party to any agreement with any taxing authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(h)       Neither the Company nor any Company Subsidiary has (i) “participated” (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations Section  1.6011‑4(b) (and all predecessor regulations); (ii) claimed any deduction, credit, or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of former Section 6111(d) of the Code and the Treasury Regulations thereunder; or (iii) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulations Section  301.6112‑1.  The Company and each Company Subsidiary has disclosed on its Tax Returns all positions taken therein that could give rise to a “substantial understatement of Tax” within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(i)       There is no material property or obligation of the Company or any Company Subsidiary, including uncashed checks to vendors, customers, or employees, non‑refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(j)       Except as set forth on Company Disclosure Schedule 3.7(j), no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any Company Subsidiary.

(k)       Except as set forth on Company Disclosure Schedule 3.7(k), the Company and each Company Subsidiary is, and has been since its formation, properly classified for U.S. Income Tax Purposes as either a partnership or an entity disregarded as separate from its owner, and any such Person that is properly classified as a partnership has in effect a valid election pursuant to Section 754 of the Code for its taxable year in which the Closing Date occurs.

3.8       Title to Property and Assets.

(a)       The Company and each Company Subsidiary has good and valid title to, or valid leasehold interests in, all of the material Personal Property used or held for use in its business or reflected in the Last Balance Sheet (except for Permitted Encumbrances). The Personal Property used in the business and operation of the Company or each such Company Subsidiary, as applicable, as presently conducted is in good operating condition and repair (subject to ordinary wear and tear) and available for immediate use in the business and operation of the Company or such Company Subsidiary, as applicable, as presently conducted.

(b)       Set forth on Company Disclosure Schedule 3.8(b) is a complete and correct list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) for each Leased Real Property (including the street address, the name of the lessor and lessee and sublessor or sublessee (if any), the remaining term of each Lease, and the amount of any periodic rental payment due thereunder) currently leased by the Company as of the date of this Agreement. The Company has made available to the Pioneer Parties true, current and complete copies of all such Leases.

(c)       The Company and each Company Subsidiary, as applicable, has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all of its Leased Real Property, free and clear of all Liens except for Permitted Encumbrances.

(d)       Each Lease is a valid and binding obligation of the Company or the Company Subsidiary party thereto, subject to applicable Creditors’ Rights. Except as set forth on Company Disclosure Schedule 3.8(d),  (i) neither the Company nor any Company Subsidiary has received any notice of any pending or, to the Knowledge of the Company, threatened condemnation actions affecting the Company’s or any Company Subsidiary’s use or occupancy of the Leased Real Property, (ii) neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any other party to any Lease, is in material breach or default under any such Lease (beyond all applicable notice and cure periods) and there are no material disputes with respect to any such Leases and no event has occurred that constitutes  a default (or an event that with notice or lapse of time or both would become a breach or default) under any such Lease by the Company or any Company Subsidiary after the Closing or, to the Knowledge of the Company, by any other party to any Lease, and (iii) except for Permitted Encumbrances, neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any material portion thereof, and other than the Company or any Company Subsidiary, there are no parties in possession of any portion of any Leased Real Property.

(e)       Neither the Company nor any Company Subsidiary owns, leases or otherwise holds title to any real property other than the Leased Real Property. The Leased Real Property constitutes all of the real property interests needed for the conduct of the business of the Company and the Company Subsidiaries as currently conducted.  To the Knowledge of the Company, all structures, improvements, fixtures and Equipment, and all components thereof, owned, leased or used by the Company or any Company Subsidiary and located on the Leased Real Property (the “Improvements”) are in good condition and repair (ordinary wear and tear excepted).  To the Knowledge of the Company, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of any of the Improvements or any portion thereof in the operation of the business of the Company and the Company Subsidiaries, as it is currently operated.

3.9       Intellectual Property.

(a)       Set forth on Company Disclosure Schedule 3.9(a) is a complete and correct list of all Registered Intellectual Property owned by or held in the name of the Company or any Company Subsidiary. All registrations, maintenance, filing, issuance, examination, renewal and similar fees finally due before the Closing Date and required to maintain the Company’s ownership of the Registered Intellectual Property set forth on Company Disclosure Schedule 3.9(a) have been paid to the relevant Governmental Authority.  Except as set forth on Company Disclosure Schedule 3.9(a), there are no actions that must be taken by the Company or any Company Subsidiary within sixty (60) days of the Closing Date, including the payment of any registration, issue, examination, maintenance or renewal fees or annuities or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property.  The Company or any Company Subsidiary exclusively owns and possesses all rights, title and interest in and to all Registered Intellectual Property, and Intellectual Property that is not registered but is material to the ongoing operation of the business of the Company is free and clear of any Liens (other than Permitted Encumbrances), exclusive licenses granted to third parties, and non-exclusive licenses not granted in the ordinary course of business, and other encumbrances.  The Company or one of the Company Subsidiaries owns or has a valid and enforceable license or right to use all Intellectual Property used in or material to the operations of the business of the Company and the Company Subsidiaries as currently conducted (the “Company Intellectual Property”), free and clear of all Liens (other than Permitted Encumbrances).  To the Knowledge of the Company, no third party is in default of any obligation under any license agreement granting such third party a right to use the Intellectual Property set forth on Company Disclosure Schedule 3.9(a).  The Intellectual Property set forth on Company Disclosure Schedule 3.9(a) is valid, subsisting and enforceable.

(b)       The business of the Company and the Company Subsidiaries, as currently conducted has not infringed, misappropriated, or diluted, directly or indirectly, and does not infringe, misappropriate, or dilute, directly or indirectly, the Intellectual Property of any third party. Except as set forth on Company Disclosure Schedule 3.9(b), no third party has asserted or threatened in writing against the Company or any Company Subsidiary a claim or allegation that the Company or any Company Subsidiary is or has infringed, misappropriated, or diluted, directly or indirectly, any Intellectual Property of such third party, or that seeks to limit or challenge the validity, enforceability, ownership or use of any Company Intellectual Property.  No third party has infringed, misappropriated, or diluted, directly or indirectly, or is infringing, misappropriating, or diluting, directly or indirectly, any of the Company Intellectual Property.

(c)       The Company and each Company Subsidiary has taken commercially reasonable steps to maintain and protect the confidentiality of the trade secrets and material confidential information owned or used by the Company or any Company Subsidiary (including the names and contact information of customers and potential and current projects). No trade secret or material confidential information of the Company has been disclosed or delivered to any third party except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)       The consummation of the transactions contemplated by this Agreement shall not affect, diminish, or terminate the ownership or use of the Intellectual Property owned by the Company or any of the Company Subsidiaries.  Immediately subsequent to the Closing, the Company Intellectual Property will be owned by or licensed to the Company or the applicable Company Subsidiary on terms and conditions identical to those under which Company and each such Company Subsidiary owned or licensed the use of the Company Intellectual Property immediately prior to the Closing.

(e)       All employees, contractors and agents of the Company and the Company Subsidiaries involved in the conception, development, authoring, creation, or reduction to practice of any Company Intellectual Property owned or controlled by the Company have executed agreements that assign such Intellectual Property to the Company and confidentiality agreements, and the Company has provided copies of such agreements to the Pioneer Parties.

(f)       The Company and the Company Subsidiaries own, lease or license all computer systems that are necessary for the operations of their business as currently conducted.  The Company and the Company Subsidiaries have taken commercially reasonable steps to provide for the back-up and recovery of data and information, has commercially reasonable disaster recovery plans, procedures and facilities, and, as applicable, has taken commercially reasonable steps to implement such plans and procedures.  In the past three (3) years, there has been no failure, material substandard performance, or breach of any computer systems of the Company, the Company Subsidiaries or their contractors that has caused any material disruption to the business of the Company or the Company Subsidiaries or resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by the Company or the Company Subsidiaries.  The Company and each of the Company Subsidiaries have taken reasonable measures to protect the integrity and security of the computer systems and the data stored thereon from unauthorized use, access, or modification by third parties.

(g)       The Software used by the Company and the Company Subsidiaries in their products do not contain, and is not distributed with, any Software that is licensed pursuant to an “open source” or other third party license agreement that, as such Software is used by the Company or the Company Subsidiaries, requires the disclosure or licensing of any Company Intellectual Property.

3.10      Major Customers.

(a)       Company Disclosure Schedule 3.10(a) contains a complete and correct list of the top ten (10) customers of the Company and the Company Subsidiaries, based on the amount of aggregate revenue attributable to such customers during the twelve-month period ended as of the Last Balance Sheet Date (each a “Major Customer”).

(b)       Except as set forth on Company Disclosure Schedule 3.10(b),  since December 31, 2016, neither the Company nor any Company Subsidiary has been engaged in any dispute with any Major Customer, and no Major Customer has terminated its relationship with or, to the Knowledge of the Company, otherwise indicated to the Company or any Company Subsidiary that it intends to terminate, limit, reduce or change any terms of its business relations with the Company or any Company Subsidiary.

3.11      Compliance; Permits.

(a)       Compliance.  Except as set forth on Company Disclosure Schedule 3.11(a), the Company and the Company Subsidiaries are, and have in the past three (3) years have been, in compliance with, and are not in default in or violation of, any Applicable Laws in all material respects. Except as set forth on Company Disclosure Schedule 3.11(a), no investigation or review by any Governmental Authority is currently pending or, to the Knowledge of the Company, has been threatened, against the Company or any Company Subsidiary.  Except as set forth on Company Disclosure Schedule 3.11(a), neither the Company nor any Company Subsidiary has received any notice alleging any default or violation of any Applicable Laws. There is no agreement, commitment, Order, stipulation or charge against the Company or any Company Subsidiary binding upon the Company or any Company Subsidiary with any Governmental Authority.

(b)       Permits.  Except as set forth on Company Disclosure Schedule 3.11(b), the Company and the Company Subsidiaries possess, to the extent necessary or otherwise required by Applicable Law, all material franchises, permits, certificates, licenses (including any professional licenses), consents, filings, sanctions, registrations, variances, exemptions, Orders, authorizations and approvals from, and have made all declarations and filings with, all Governmental Authorities (the “Company Permits”) for the operation of the businesses of the Company and the Company Subsidiaries as presently conducted.  No suspension or cancellation of any such Company Permit is pending or, to the Knowledge of the Company, threatened, each such Company Permit is valid and in full force and effect, and the Company and the Company Subsidiaries are, and have at all times been, in compliance with the terms of such Company Permits in all material respects.

3.12      Improper Payments, FCPA and Export Control.

(a)       Neither the Company, nor any Company Subsidiary, nor any Company Member, director, manager, officer, or employee of the Company or any Company Subsidiary, nor to the Knowledge of the Company, any agent or other person or entity associated with or acting for or on behalf of the Company or any Company Subsidiary, has directly or indirectly within the past five (5) years made, given, offered, authorized, or promised to make, give, offer, or authorize any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment or anything else of value to any Government Official, any person acting for on behalf of a Government Official, any non-U.S. political party, representative of a non-U.S. political party or candidate for non-U.S. public office, or where prohibited by law, any private person, regardless of form, whether in money, property, or services, for the purpose of obtaining or retaining business or favorable governmental action, to obtain special concessions or for special concessions already obtained, to otherwise secure any improper advantage, or for any other purpose which may violate the United States Foreign Corrupt Practices Act of 1977, as amended, or any similar anti-corruption laws applicable to the Company or any Company Subsidiary. For the purpose of this Section, “Government Official” shall mean (i) any minister, civil servant, director, officer, or employee or other official of any Governmental Authority or instrumentality thereof, or of any government-owned or -controlled company, or of any public international governmental organization; or (ii) any close family member of any of the foregoing.

(b)       The Company Members, the Company, the Company Subsidiaries, and their directors, managers, officers, employees, and to the Knowledge of the Company, its agents and any other person or entity associated with or acting for on behalf of the Company or the Company Subsidiaries have not knowingly falsified any entry in any book, record, or account of the Company or any Company Subsidiary, and all such entries fairly and accurately reflect the relevant transactions and dispositions of the Company’s or applicable Company Subsidiary’s assets in reasonable detail.

(c)       To the extent applicable, except as set forth on Company Disclosure Schedule 3.12(c),  the Company and the Company Subsidiaries develop, manufacture, and sell or otherwise distribute commodities, software, or technology classified as EAR99 or within an Export Classification Control Number subject only to Antiterrorism (AT) controls in accordance with the Commerce Control List under the Export Administration Regulations, 15 C.F.R. Part 730 et seq.

(d)       The Company Members, the Company, the Company Subsidiaries, and their  directors, managers, officers, employees, and to the Knowledge of the Company, their agents, distributors, representatives, and each other Person acting for, or on behalf of Company or any of the Company Subsidiaries are not and have not been at any time during the past five (5) years, a Person, or owned or controlled by, or acting on behalf of, a Person, that is or was: (i) identified on any U.S. Restricted Person List or any other comparable list of Persons subject to trade restrictions or sanctions imposed or administered by any Governmental Authority in any jurisdiction in which Company or any of the Company Subsidiaries operate; or (ii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Myanmar (f/k/a Burma), Cuba, Iran, Libya (during the period between February 25, 2011 and December 16, 2011), North Korea, Sudan, Syria, the Crimea region of Ukraine, or any other country embargoed or subject to substantial trade restrictions by a Governmental Authority in any jurisdiction in which Company or any of the Company Subsidiaries operate.

(e)       The Company Members, the Company, the Company Subsidiaries, and their directors, managers, officers, employees, and to the Knowledge of the Company, their agents, distributors, representatives, and each other Person acting for, or on behalf of Company or any of the Company Subsidiaries have not during the past five (5) years: (i) violated, or engaged in any activities that may result in a violation of, or penalties, sanctions or loss of tax benefits under, any U.S. Trade Laws or the Applicable Laws relating to international trade administered by any Governmental Authority in any jurisdiction in which Company or any of the Company Subsidiaries operate; or (ii) engaged in any activities with, in, involving, or related to (A) Myanmar (f/k/a Burma), Cuba, Iran, Libya (during the period between February 25, 2011 and December 16, 2011), North Korea, Sudan, Syria, or the Crimea region of Ukraine; (B) Persons organized, incorporated, established, located, or resident in the countries set forth in clause (A) of this Section 3.12(e);  (C) the government, including any political subdivision, agency, or instrumentality thereof, of Cuba, Iran, or Sudan; (D) Persons who are nationals of Cuba, wherever located; (E) Persons identified on any U.S. Restricted Person List; (F) countries or Persons embargoed or subject to trade restrictions or sanctions by a Governmental Authority in any jurisdiction in which Company or any of the Company Subsidiaries operate; or (G) Persons owned or controlled by, or acting on behalf of, any of the Persons described in clauses (A) through (F) of this Section 3.12(e).

3.13      Brokers’ and Finders’ Fees.  Except as set forth on Company Disclosure Schedule 3.13,  neither the Company nor any of the Company Subsidiaries has incurred, nor will it incur, directly or indirectly, any obligation or liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which the Company is a party or any transaction contemplated hereby or thereby.

3.14      Employment Matters.

(a)       Labor Unions.  Neither the Company nor any of the Company Subsidiaries is, or for the past five (5) years has been, a party to or bound by any project labor agreement, collective bargaining agreement, or any other Contract with any labor union or representative of employees representing, or seeking to represent, its employees, nor, to the Knowledge of the Company, is any such Contract currently being negotiated by or on behalf of the Company or any of the Company Subsidiaries.  At no time during the past five years have there been any labor organizing activity or any labor disputes existing with respect to the Company or any of the Company Subsidiaries and, to the Knowledge of the Company, no such activities or disputes have been threatened, including by way of example, any such activities or disputes involving strikes, work stoppages, slowdowns, walkouts, picketing, or any other interference with work or production, or any other concerted action by employees.

(b)       Legal Compliance.

(i)        Except as set forth on Company Disclosure Schedule 3.14(b)(i),  the Company and each of the Company Subsidiaries are and for the past three (3) years have been in compliance in all material respects with all Applicable Laws relating to labor and employment, including all Applicable Laws regarding labor and employment practices,  terms and conditions of employment, equal employment opportunities, non-discrimination, non-retaliation, labor relations, employees’ right to self-organize and engage in concerted activities, collective bargaining, compliance with the Fair Labor Standards Act of 1938, and comparable state, local or foreign law, payment of wages and overtime, hours of work, leaves of absence, medical and sick leave, payroll documents, record retention, employee classification, employee benefits, occupational health and safety, workers’ compensation, severance, termination or discharge, payment of final paychecks, collective bargaining, payment of employee welfare and retirement benefits, the full payment of all required social security contributions and Taxes, and immigration, and neither the Company nor any of the Company Subsidiaries is in violation of any Applicable Law concerning retention or classification of independent contractors. Neither the Company nor any of the Company Subsidiaries is delinquent in payment of, or has failed to pay, any of its current or former employees, consultants or independent contractors any wages (including minimum wage and overtime), salaries, fees, commissions, bonuses, or other compensation, if any, for any services performed by them to which they would be entitled under Applicable Law or Contract, and all wages (including minimum wage and overtime), salaries, fees, commissions, bonuses, or other compensation, if any, due and payable as of the Closing to all present and former employees, consultants or independent contractors of the Company or any of the Company Subsidiaries have been paid in full, or will be paid in full, to such employees and individual independent contractors prior to the Closing. Each employee of the Company or any of the Company Subsidiaries is lawfully authorized to work in every jurisdiction in which such employee performs work on behalf of the Company or any of the Company Subsidiaries.

(ii)       Except as set forth on Company Disclosure Schedule 3.14(b)(ii), within the past three (3) years, no claim, action, suit, judicial or administrative proceeding, grievance or arbitration has been commenced with respect to the Company or any of the Company Subsidiaries under any Applicable Law or Contract affecting or relating to the employment relationship, and, to the Knowledge of the Company, no such claim, action, suit, judicial or administrative proceeding, grievance or arbitration has been threatened under any such Applicable Law.  Neither the Company nor any of the Company Subsidiaries is subject to any Order or Contract with any present or former employee, employee representative, Governmental Authority, or other Person relating to any claim concerning any Applicable Laws relating to labor and employment.

(c)       Employees.  To the Knowledge of the Company, the relationship between the Company and the Company Subsidiaries and their respective employees, as a group, is satisfactory and there are no facts that would indicate that any such employees will not continue in the employ of the Company or any of the Company Subsidiaries, as applicable, following the Closing. No officer, director, manager or employee of the Company or any of the Company Subsidiaries is bound by any Contract that purports to limit the ability of such officer, director, manager or employee to engage in or continue or perform any conduct, activity, duties or practice relating to the business of the Company and the Company Subsidiaries on behalf of the Company or any Company Subsidiary, or to assign to any other Person (other than the Company or the Company Subsidiaries) any rights to any invention, improvement, or discovery developed in connection with the business of the Company and the Company Subsidiaries. There is no threatened or, to the Knowledge of the Company, pending litigation related to any non-solicitation or non-compete agreement of any officer, director, manager or employee of the Company or the Company Subsidiaries.

3.15      Employee Benefit Plans.

(a)       Company Disclosure Schedule 3.15(a) lists each Employee Benefit Plan that the Company or any Company Subsidiary sponsors, maintains, contributes to or to which the Company or any Company Subsidiary is required to contribute to or is a participating employer or under or with respect to which the Company or any Company Subsidiary has or is reasonably expected to have any liability or obligation (current, prospective, contingent or otherwise) (collectively, the “Company Benefit Plans”). With respect to each Company Benefit Plan, the Company has delivered or made available to the Pioneer Parties or their representatives, to the extent applicable: true, correct and complete copies of all plan documents (including all amendments thereto) and current summary plan descriptions (and all summaries of material modification thereto), the most recent determination letter (or opinion letter, if applicable) received from the Internal Revenue Service, the most recent Form 5500 Annual Reports, all related trust or funding agreements associated with such Company Benefit Plan, and the most recent audited accounts and actuarial report or valuation required to be prepared under Applicable Law.

(b)       Each Company Benefit Plan (and each related trust, insurance contract or fund) has been established, administered, funded and operated in compliance in all material respects with (i) the terms of the applicable controlling documents and (ii) with the applicable provisions of ERISA, the Code and all other Applicable Laws.  All material obligations required to be performed prior to or as of the Closing Date with respect to the Company Benefit Plans, whether arising by operation of Applicable Law or by Contract, required to be performed in connection with the Company Benefit Plans have been performed, and there have been no material defaults or violations by any other party to the Company Benefit Plans.  There has been no “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

(c)       Neither the Company nor any of its ERISA Affiliates contributes to, has an obligation to contribute to or has any liability (whether absolute, current, prospective, contingent or otherwise) with respect to, and no Company Benefit Plan is, an Employee Benefit Plan subject to Title IV of ERISA (including a “multiemployer plan” within the meaning of Section 3(37) of ERISA), Section 302 of ERISA or Section 412 of the Code.

(d)       No Company Benefit Plan is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code. No Company Benefit Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(e)       No Company Benefit Plan is, and neither the Company nor any Company Subsidiary maintains or contributes to, nor at any time during the six (6) year period prior to the Closing, has the Company or any Company Subsidiary maintained or contributed to, and neither the Company nor any Company Subsidiary has any liability or obligation (whether or not in writing) under or with respect to any Employee Benefit Plan providing post-termination or post-

retirement medical, health or life insurance or other welfare type benefits for current or future retired or former employees or service providers, their spouses or their dependents (other than as required pursuant to Section 4980B of the Code).

(f)       Except as set forth on Company Disclosure Schedule 3.15(f), neither the execution or delivery of this Agreement or any other Transaction Document to which the Company or any Company Subsidiary is a party nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with any other event, will:  (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any current or former officer, director, employee or other service provider of the Company or any of the Company Subsidiaries, (ii) materially increase any compensation or benefits otherwise payable by the Company or any of the Company Subsidiaries, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or (iv) create or give rise to any additional vested rights or service credits under any Company Benefit Plan; provided,  however,  that, in each case, whether or not some subsequent action or event would be required to cause such payment, increase, acceleration or result to be triggered.

(g)       There is no matter, dispute, lawsuit, action, litigation, audit, investigation, inquiry, proceeding or claim pending or to the Knowledge of the Company, threatened (other than routine claims for benefits or qualification determination filings) with respect to any of the Company Benefit Plans, including any audit, investigation, inquiry or proceeding before or involving the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation, nor, to the Knowledge of the Company, is there any fact or circumstance that would reasonably be expected to give rise to any such matter, dispute, lawsuit, action, litigation, audit, investigation, inquiry, proceeding or claim.

(h)       Each Employee Benefit Plan that is or could reasonably be expected to be a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company or any of the Company Subsidiaries is a party, complies with and has been maintained in accordance with the requirements of Section 409A of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder and no amounts under any such Employee Benefit Plan is or has been subject to the interest or additional Tax set forth under Section 409A of the Code.

(i)       Except as set forth on Company Disclosure Schedule 3.15(i), in connection with the consummation of the Merger, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan, or other program contemplated herein, or under a Company Benefit Plan that, in the aggregate, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5) of the Code), whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(j)       Each Company Benefit Plan that is an “employee benefit plan,” as defined in Section 3(3) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

3.16      Environmental Matters.

(a)       Except as set forth on Company Disclosure Schedule 3.16(a), the Company and each of the Company Subsidiaries (i) is and during the relevant statute of limitations period has been in compliance in all material respects with Environmental Law, (ii) possesses or has timely applied for and, to the extent possessed, is and has been in compliance in all material respects, with all Environmental Permits required under Environmental Laws for the current operations of the Company and each of the Company Subsidiaries and occupation of the Company Real Property, and all Environmental Permits are valid and in good standing, (iii) has received no written notice from a Governmental Authority or other Person alleging that the Company or any of the Company Subsidiaries is not in compliance in any material respect with any Environmental Law, which notice either remains unresolved or was received in the past five (5) years.

(b)       Except as set forth on Company Disclosure Schedule 3.16(b), the Company and each of the Company Subsidiaries is in compliance in all material respects with the EPA Consent Order and has been in compliance in all material respects with the EPA Consent Order, including without limitation, (i) use and implementation of all required personal protective equipment and engineering controls, (ii) the development and implementation of a written hazard communication program for all premanufacture notice substances in each workplace, (iii) the development and implementation of all required premanufacture notice substance labeling and notification requirements; (iv) the development of safety data sheets for all premanufacture notice substances, and (v) education and training for all Company and Company Subsidiary employees on all premanufacture notice substances, in each case to the extent required by the EPA Consent Order.

(c)       Except as set forth on Company Disclosure Schedule 3.16(c), there is no, and there has not been any Release or, to the Knowledge of the Company, threatened Release, treatment, storage, disposal or transportation, arrangement for disposal or transportation, handling or exposure of any Person to any Hazardous Materials (including at or from (i) any property currently or formerly owned, occupied or operated by the Company or any of the Company Subsidiaries, (ii) any jobsite where the Company or any of the Company Subsidiaries has performed any operations, or (iii) to the Company’s Knowledge, any property offsite the locations described in clauses (i) and (ii) of this Section 3.16(c) where the Company or the Company Subsidiaries or any predecessor of the Company transported or disposed, or arranged for the transport or disposal of any Hazardous Materials), by the Company or any of the Company Subsidiaries, that has resulted in or could reasonably be expected to result in a material liability or any material investigatory, corrective or remedial action obligations of the Company or any of the Company Subsidiaries relating to or arising under any Environmental Law.

(d)       The Company and the Company Subsidiaries have not assumed, undertaken or otherwise become subject to any material liability (including any material obligation for investigatory, corrective or remedial action) of any other Person relating to or arising under Environmental Laws.

(e)       Neither the Company nor any of the Company Subsidiaries is subject to or a party to any open, ongoing, or unresolved  Order relating to any Environmental Law or Hazardous Materials.

(f)       Except as set forth on Company Disclosure Schedule 3.16(f),  there is and has been no (i) receipt by the Company or any of the Company Subsidiaries of any written notice alleging that it is liable in any material respect under any Environmental Law, including for any Release or threatened Release of any Hazardous Materials at or from (A) any property currently or formerly owned, occupied or operated by the Company or any of the Company Subsidiaries, (B) any jobsite where the Company or any of the Company Subsidiaries has performed any operations, or (C) to the Company’s Knowledge, any property offsite the locations described in clauses (A) and (B) where the Company or any Company Subsidiary or any predecessor of the Company or any Company Subsidiary transported or disposed, or arranged for the transport or disposal of any Hazardous Materials, which in any such case either remains unresolved or was received in the past five (5) years, and (ii) Environmental Claim pending or threatened in writing against the Company or any of the Company Subsidiaries or against any Person whose liability the Company or any the Company Subsidiaries has assumed contractually, which either remains unresolved or was received in the past five (5) years, and to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to form the basis of an Environmental Claim.

(g)       All environmental site assessment reports, compliance audits, studies, analyses, tests or monitoring reports and similar documentation or correspondence pertaining to Hazardous Materials, Environmental Laws (including compliance with Environmental Laws) or Environmental Permits in relation to the Company’s or any of the Company Subsidiaries’, or their Affiliates’ or predecessors’, past or current properties or facilities (including the Company Real Property) or operations (excluding, for the avoidance of doubt, those pertaining to the operations of the Company’s customers) that are in the possession of or under the control of the Company or any of the Company Subsidiaries have been furnished or made available to the Pioneer Parties or their representatives for review prior to the date hereof.

3.17      Material Contracts.  Set forth on, or incorporated by reference into, Company Disclosure Schedule 3.17, as of the date of this Agreement, is a list of all Material Contracts of the Company and the Company Subsidiaries (which list and Company Disclosure Schedule 3.17 shall be updated as of the Closing Date).  All Material Contracts are in full force and effect and are valid and binding on the Company or one of the Company Subsidiaries and, to the Knowledge of the Company, each other party thereto, except as enforceability may be limited by Creditors’ Rights. All Material Contracts have been furnished or made available to the Pioneer Parties or their representatives, including all amendments, terminations and modifications thereof. With respect to the Material Contracts, except as set forth on Company Disclosure Schedule 3.17:  (a) the Company and the Company Subsidiaries are, and at all times have been, in material compliance with all applicable terms and requirements of each Material Contract; (b) to the Knowledge of the Company, each other Person that has any obligation or liability under any such Material Contract is, and has been, in material compliance with all applicable terms and requirements of such Contract; (c) to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any such Material Contract; (d) neither the Company nor the Company Subsidiaries have given to or, to the Knowledge of the Company received from any other Person, any notice or other communication (whether oral or written) regarding any material actual, alleged, possible or potential violation or breach of, or default under, any such Material Contract; and (e) no party has asserted or, to the Knowledge of the Company, has any right to offset, discount or otherwise abate any amount owing under any Material Contract except as expressly set forth in such Material Contract.

3.18      Insurance.

(a)       The Company and the Company Subsidiaries are covered by insurance in scope and amount customary and reasonable for companies of similar size engaged in similar lines of business.  All such insurance policies are in full force and effect in all material respects. The Company has made available to the Pioneer Parties or their representatives:  accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which the Sellers are party or under which the Company or the Company Subsidiaries are or have been covered at any time since January 1, 2015.

(b)       Neither the Company, nor any Company Subsidiary nor, to the Knowledge of the Company, any other Person, is in breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices), and, to the Knowledge of the Company, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under any such insurance policy.  To the Knowledge of the Company, no party to any such insurance policy has repudiated any provision thereof. The Company and the Company Subsidiaries have not received any written notice that any insurer under any insurance policy is denying liability with respect to a claim thereunder, defending liability under a reservation of rights clause, or canceling or terminating such insurance policy and the policies have been complied with by the Company and the Company Subsidiaries in all material respects.  There has not been a failure by the Company or any of the Company Subsidiaries to give notice to any material claim that may be insured under any insurance policy in a timely fashion or in a manner required by such insurance policy.  No current or historical limits under such insurance policies have been eroded or materially impaired by claims. Coverage available under such insurance policies is sufficient to cover the expected liabilities of the Company and the Company Subsidiaries with respect to each matter set forth on Company Disclosure Schedule 3.6. There are no pending claims with respect to any such insurance policy.

3.19      Transactions with Related Parties.  Except with respect to the payment of ordinary employment wages and reimbursement of out-of-pocket expenses in the ordinary course of business, no employee, officer, director, equityholder or Company Member nor any Company Subsidiary, or an Affiliate of such Person, is indebted to the Company or any Company Subsidiary, nor is the Company or any Company Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them. No employee, officer, director, equityholder or Company Member or any Company Subsidiary, or an Affiliate of such Person, nor, to the Knowledge of the Company, any member of his or her immediate family, where applicable, (a) has any direct or indirect ownership interest in (i) any Person with which the Company or any Company Subsidiary is Affiliated or with which the Company or any Company Subsidiary has a business relationship or (ii) any Person that competes with the Company or any Company Subsidiary (other than the ownership of less than 5% of the outstanding class of publicly traded stock in publicly traded companies that may compete with the Company or any such Company Subsidiary) or (b) is, directly or indirectly, a party to or interested in any Contract or transaction involving the Company or any Company Subsidiary or their Affiliates.

3.20      Absence of Changes.  Since the Last Balance Sheet Date, (a) no event has occurred that would, individually or in the aggregate, result in a Material Adverse Effect, and (b) neither the Company nor any Company Subsidiary has taken or failed to take any action which, if taken after the date hereof and prior to Closing, would require the prior written consent of the Pioneer Parties pursuant to Section 5.1 of this Agreement.

3.21      No Other Representations and Warranties.  Except for the representations and warranties set forth in Article III, the Company makes no other express or implied representation or warranty with respect to the Company or the Company Subsidiaries or with respect to any other information provided to the Pioneer Parties in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE PIONEER PARTIES

The Pioneer Parties, jointly and severally, represent and warrant to the Company and the Company Members as of the date hereof and as of the Closing Date as follows:

4.1       Organizational Matters.  Each of the Pioneer Parties is validly existing and in good standing under the laws of the State of Delaware; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure so to qualify would not impair the ability of the Pioneer Parties to consummate the transactions contemplated in this Agreement. Pioneer Intermediate directly owns all of the issued and outstanding capital stock of Pioneer Investment, free and clear of all Liens. Pioneer Investment directly owns all of the issued and outstanding equity interests of Merger Sub, free and clear of all Liens. Copies of the respective organizational documents of the Pioneer Parties, as in effect on the date of this Agreement, have been furnished or made available to the Company or its representatives.

4.2       Authority and Due Execution.  Each of the Pioneer Parties has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by Pioneer Parent and Pioneer Investment and the consummation by Pioneer Parent and Pioneer Investment of the transactions contemplated herein or therein have been duly authorized by all necessary corporate action or stockholder action on the part of Pioneer Parent and Pioneer Investment, respectively.  The execution, delivery and performance of this Agreement and the other Transaction Documents by Merger Sub and the consummation by Merger Sub of the transactions contemplated herein or therein have been duly authorized by all necessary limited liability company action or member action on the part of Merger Sub.  No other proceedings on the part of the Pioneer Parties are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which each of the Pioneer Parties is or will be a party have been, or upon execution and delivery by each of the Pioneer Parties will be, duly and validly executed and delivered by the Pioneer Parties and, assuming that this Agreement and the other Transaction Documents constitute the valid and binding agreement of the other Parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Pioneer Parties, enforceable against each of the Pioneer Parties in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by Creditors’ Rights.

4.3       Non-Contravention and Consents.

(a)       Non-Contravention.  The execution and delivery of this Agreement and each other Transaction Document does not, and the performance of this Agreement and each other Transaction Document will not (i) conflict with or violate the certificate of incorporation or bylaws, or other similar organizational documents of the Pioneer Parties; (ii) conflict with or violate any Applicable Law; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a breach or default) under, or impair the rights of the Pioneer Parties or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right, or result in the creation of a Lien on any of the properties or assets (whether tangible or intangible) of the Pioneer Parties pursuant to, any of the terms, conditions or provisions of any material contract, loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement, or other instrument or obligation, to which the Pioneer Parties is a party or by which the Pioneer Parties or any material portion of its respective assets is bound, except, with respect to each of clauses (ii) or (iii) or such violations, conflicts, breaches or defaults as would not prevent the Pioneer Parties from consummating the transactions contemplated in this Agreement.

(b)       Contractual Consents.   No Consent under any material Contract to which Pioneer Parent, Pioneer Investment or Merger Sub is a party or by which either of them is bound is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Pioneer Parties or the consummation of the transactions contemplated hereby or thereby, except for such Consents, the failure of which to be obtained or made would not impair the ability of the Pioneer Parties to consummate the transactions contemplated in this Agreement.

(c)       Governmental Consents.  Assuming the accuracy of the representations and warranties of the Company set forth in Article III, no Consent of any Governmental Authority is required to be obtained or made by the Pioneer Parties in connection with the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificates of Merger with the Secretary of State of Oklahoma and Secretary of State of Delaware and (ii) such other Consents, the failure of which to be obtained or made would not impair the ability of the Pioneer Parties to consummate the transactions contemplated in this Agreement.

4.4       Litigation.  There is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the Knowledge of the Pioneer Parties, threatened by or before any arbitrator or Governmental Authority against the Pioneer Parties, nor are there any reviews or investigations relating to the Pioneer Parties pending or, to the Knowledge of the Pioneer Parties, threatened by or before any arbitrator or any Governmental Authority. None of the Pioneer Parties is subject to any Order that, if resolved adversely to the Pioneer Parties, would impair or delay the ability of the Pioneer Parties to consummate the transactions contemplated in this Agreement and the other Transaction Documents.

4.5       Financing.  Pioneer Investment will have on the Closing Date cash available to enable it to make the payments contemplated pursuant to Article II and to consummate the transactions contemplated hereby and by each Transaction Document.

4.6       Brokers or Finders.  The Pioneer Parties have not directly or indirectly, entered into any agreement with any Person that would obligate the Company or any Company Member to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

4.7       No Prior Merger Sub Operations.  Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with transactions contemplated hereby.

4.8       No Other Representations and Warranties.  Except for the representations and warranties set forth in this Article IV, the Pioneer Parties make no other express or implied representation or warranty with respect to the Pioneer Parties or with respect to any other information provided to the Company in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

Article V

COVENANTS OF THE COMPANY

5.1       Conduct of Business. Except as expressly contemplated by this Agreement or in Company Disclosure Schedule 5.1 or to the extent that any of the Pioneer Parties otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed, and which consent may be given by e-mail or other electronic transmission), or as otherwise may be required by Applicable Law, from the date of this Agreement until the Closing, the Company covenants and agrees with the Pioneer Parties that the Company shall not, and shall cause the Company Subsidiaries to not:

(a)       fail to (i) act in the ordinary course of business and consistent with past practices of the Company (including in respect to payables, receivables and cash management), (ii) preserve substantially intact goodwill of the business and the Company’s present business organization, and (iii) endeavor to preserve its present relationships and goodwill with customers, suppliers, Governmental Authorities and others having business dealings with it, in each case, in all material respects;

(b)       fail to use commercially reasonable efforts to maintain the material tangible Company Assets in their current physical condition, except for ordinary wear and tear;

(c)       fail to (i) maintain the books and records of the Company and the Company Subsidiaries in the ordinary course of business and consistent with past practices of the Company and (ii) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts;

(d)       fail to comply in all material respects (i) with all Applicable Law and (ii) with all contractual and other obligations applicable to the operation of the Company and the Company Subsidiaries;

(e)       except for the expiration of commercial contracts pursuant to their terms in the ordinary course of business and consistent with past practices of the Company, amend in any material respect, terminate or fail to use its commercially reasonable efforts to renew any Material Contract (or any agreement that would be a Material Contract if entered into as of the date hereof);

(f)       merge or consolidate with or into any other Person, dissolve or liquidate; or make any acquisition of all or substantially all of the assets, properties, capital stock or business of another Person;

(g)       except as required by any Company Benefit Plan or by Applicable Law, (i) adopt a new, or materially amend or terminate any existing, Employee Benefit Plan, (ii) establish or become obligated under any collective bargaining agreement, (iii) increase the compensation or fringe benefits of any director, officer, employee or contractor of the Company or any Company Subsidiary, (iv) grant any material bonus, benefit or other direct or indirect compensation to any director, officer, employee or contractor of the Company or any Company Subsidiary, (v) enter into or amend any employment, deferred compensation, severance, special pay or similar agreement or arrangement with any director, officer, employee or contractor of the Company or any Company Subsidiary, except for the entry into or amendment of any such agreement or arrangement related to the hiring or termination of employees (other than management or executive employees) in the ordinary course of business, (vi) hire any new employee or independent contractor or terminate the employment or service relationship of any employee or independent contractor, except as in the ordinary course of business or (vii) transfer the employment of any employee;

(h)       take any action to mortgage, pledge or subject to any Lien (other than any Permitted Encumbrance) any of its material Company Assets;

(i)       except as required by GAAP or by Applicable Law that comes into effect after the date hereof, change any of the material Accounting Principles or practices used by the Company;

(j)       pay, discharge, compromise, initiate, settle or satisfy any claims, liabilities, actions or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practices of the Company where any such action results solely in the payment of money by the Company prior to the Closing and the execution and delivery of a customary release of such claims;

(k)       (i) except as set forth in Section 5.11,  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or property) in respect of, any Company Units or other equity securities of the Company or the Company Subsidiaries; (ii) adjust, split, combine, or reclassify any Company Units or other equity securities of the Company or the Company Subsidiaries or issue or authorize the issuance of any Company Units or other equity securities of the Company or the Company Subsidiaries in respect of, in lieu of or in substitution for Company Units or other equity securities of the Company or the Company Subsidiaries; (iii) except in the case of an employee whose employment has terminated, purchase, redeem or otherwise acquire any Company Units or other equity securities of the Company or the Company Subsidiaries; or (iv) issue any acquire any Company Units or other equity securities of the Company or the Company Subsidiaries or grant any option, warrant, convertible instrument or right to acquire any Company Units or other equity securities of the Company or any of the Company Subsidiaries;

(l)       change or amend the Company Articles of Organization or the Company LLC Agreement or the organizational documents of any Company Subsidiary;

(m)      except under any Contract or agreement for Debt in the ordinary course of business and consistent with past practices of the Company, and except for current liabilities within the meaning of GAAP incurred in the ordinary course of business and consistent with past practices of the Company, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees in the ordinary course of business and consistent with past practices of the Company);

(n)       make any settlement of or compromise any Tax liability, change in any respect any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting, file any amended Tax Return, enter into any closing agreement, fail to pay any Tax when it becomes due and payable, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Company Subsidiary or take any other action that would have the effect of increasing the Tax liability of the Pioneer Parties, the Company, the Surviving Entity or any Company Subsidiary thereof for any period on or after the Closing Date;

(o)       cancel, reduce or fail to maintain any of the insurance policies of the Company or any Company Subsidiary;

(p)       disclose any trade secrets of the Company to any Person outside of the ordinary course of business and then only following the execution of appropriate confidentiality and non-disclosure agreements;

(q)       acquire, sell, assign, sublicense, covenant not to assert, abandon, allow to lapse or expire, transfer, convey, lease or fail to maintain, any material asset owned or used by the Company or any of the Company Subsidiaries (other than supplies or materials in connection with projects that are in the ordinary course of business and consistent with past practices of the Company);

(r)       make any capital expenditure, individually or in the aggregate, in excess of $50,000;  provided that the Company may incur Specified Capital Expenditures, which for the avoidance of doubt, shall be the only capital expenditures included as Closing Merger Consideration; or

(s)       authorize any of, or commit or agree to take any of, the foregoing actions.

5.2       Access and Information.  Until the Closing, the Company shall afford and shall cause the Company Subsidiaries to afford to the Pioneer Parties and their representatives (including accountants and counsel) reasonable access, at reasonable times and in a manner that shall not unreasonably interfere with the business operations of the Company and the Company Subsidiaries, to all properties, books, records, and Tax Returns of the Company and the Company Subsidiaries and all other information with respect to their businesses, together with the opportunity, at the sole cost and expense of the Pioneer Parties, to make copies of such books, records and other documents and to discuss the business of the Company and the Company Subsidiaries with such directors, officers, senior employees and counsel for the Company as the Pioneer Parties may reasonably request. Notwithstanding the foregoing provisions of this Section 5.2, the Company shall not be required to grant access or furnish information to the Pioneer Parties or any of their representatives to the extent that such information is subject to an attorney/client or attorney work product privilege (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided that would not jeopardize such privilege. In addition, after the date hereof and prior to the Closing, the Pioneer Parties shall not contact any Company personnel (other than the Company’s management and any other personnel in coordination with the Company’s management) or Major Customer regarding the transactions contemplated by this Agreement without the prior consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement until the Effective Time.

5.3       Notification of Certain Matters; Supplemental Disclosure Schedules.  The Company shall have the right to disclose additional matters to the Pioneer Parties, in the form of an updated Company Disclosure Schedule (a “Supplemental Disclosure Schedule”), from time to time prior to the Closing that come to the Knowledge of the Company after the date hereof that, had such additional matters been existing, occurring or within the Knowledge of the Company on the date hereof, would have been required to be set forth on or described in the Company Disclosure Schedule delivered to the Pioneer Parties on the date of this Agreement in order to make the representations and warranties true and correct as of the date of this Agreement and as of the Effective Time.  The delivery of a Supplemental Disclosure Schedule shall not cure any inaccuracy or breach of any representation or warranty or have any effect on the Pioneer Parties’ (or any Pioneer Indemnified Person’s) rights under this Agreement.

5.4       Company Transaction Costs.  No later than three (3) Business Day prior to the Closing Date, the Company shall provide an estimate of the amount, in the aggregate, of all Company Transaction Costs (for the avoidance of doubt, which shall not include the Simmons Escrow Amount Fee) that are to be paid or caused to be paid at Closing and shall provide the Pioneer Parties with a certificate setting forth (a) the identity of each Person that is to be paid at

Closing; (b) the amount owed or to be owed to each such Person; and (c) the bank account and wire transfer information for each such Person.

5.5       Pay Off Letters.  No later than three (3) Business Day prior to the Closing Date, the Company shall cause the lenders under the Loan Agreements to prepare and deliver to the Pioneer Parties the Pay Off Letters, which Pay Off Letters shall be updated, as necessary, on the Closing Date to specify the aggregate amount of Debt outstanding as of immediately prior to the Closing.

5.6       Closing Capitalization Schedule. No later than three (3) Business Days prior to the Closing Date or promptly upon receipt of the Rollover Company Member Schedule, the Company shall deliver to the Pioneer Parties a spreadsheet (the “Closing Capitalization Schedule”) setting forth (a) the name of each Company Member and the number of Company Units held of record by each Company Member prior to giving effect to the Rollover Exchange, (b) the name of each Company Member and the number of Company Units held of record by each Company Member after giving effect to the Rollover Exchange, and (c) the Rollover Applicable Percentage of each Company Member. The Pioneer Parties,  the Surviving Entity and the Representative shall be entitled to rely upon the information set forth in the Closing Capitalization Schedule for all purposes of this Agreement, and none of the Pioneer Parties,  the Surviving Entity or the Representative or their respective Affiliates shall have any liability to any Company Member for or any other Person for relying on or taking actions in accordance with (including paying the amounts set forth in) the Closing Capitalization Schedule.

5.7       Closing Distribution Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Pioneer Parties a spreadsheet (the “Closing Schedule  D”) setting forth final (or, where applicable, maximum) (a) Closing Consideration Percentages, (b) Escrow & Holdback Funding Percentages, (c) Earn-Out Percentages, (d) UAR Consideration, (e) Escrow Amounts, (f) Representative Holdback Amounts and (g) Rollover Amounts. The Pioneer Parties, the Surviving Entity and the Representative shall be entitled to rely upon the information set forth in the Closing Schedule D for all purposes of this Agreement, and none of the Pioneer Parties, the Surviving Entity or the Representative or their respective Affiliates shall have any liability to any Company Member for or any other Person for relying on or taking actions in accordance with (including paying the amounts set forth in) the Closing Schedule D.

5.8       Section 280G Matters.   Prior to the Closing, the Company shall, with respect to any payments or benefits payable by the Company or any Company Subsidiary that are reasonably likely to, separately or in the aggregate, without regard to the measures described herein, constitute “parachute payments” within the meaning of Section 280G(b) of the Code and the applicable rulings and final regulations thereunder (“Section 280G Payments”), take all necessary action to submit to its Company Members (or any other appropriate party) a vote satisfying the requirements of Section 280G(b)(5)(B) of the Code and the applicable rulings and final regulations thereunder, including action to obtain a waiver from each “disqualified individual” within the meaning of Treasury Regulation Section 1.280G-1 (if necessary), such that no portion of the Section 280G Payments will constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. The Company shall provide the Pioneer Parties and its legal counsel with the opportunity to review, comment on, and approve all aspects of any documentation required to be provided in accordance with this Section 5.8 and shall forward such documentation to the Pioneer Parties at least three (3) business days prior to its submission to the Company’s members (or such other appropriate party). The Company shall revise any such documentation to incorporate all reasonable comments of the Pioneer Parties or its legal counsel, prior to the delivery of such documentation to the Company’s members (or such other appropriate party).

5.9       Exclusivity.  Until the earlier of (a) such time as this Agreement shall be terminated as provided herein and (b) the Closing, the Company shall not, and shall cause the Company Subsidiaries, the Company’s Affiliates, and their respective officers, directors, employees, advisors or representatives to not, (i) directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic or other confidential information to or consider the merits of any inquiries or proposals from any Person (other than the Pioneer Parties and the Pioneer Parties’ officers, directors, employees, advisors or representatives) relating to any business combination transaction involving the Company or the Company Subsidiaries, including the sale of equity direct or indirect interests of one or more of the Company or the Company Subsidiaries, the merger or consolidation of one or more of the Company or its Company Subsidiaries or the sale of the Company’s or the Company Subsidiaries’ business or Company Assets (other than in the ordinary course of business) or (ii) enter into any agreement or arrangement in respect of the foregoing. In addition, immediately after the signing of this Agreement, the Company shall, and shall cause the Company Subsidiaries or Affiliates, or their respective officers, directors, employees, advisors or representatives to, immediately cease any discussions with any Person (other than the Pioneer Parties or its Affiliates, or their respective officers, directors, employees, advisors or representatives) with respect to the foregoing.

5.10      Cash Distributions.  No later than three (3) Business Days prior to the Closing Date, the Company shall distribute all cash held in the United States in excess of $500,000 to the Company Members in accordance with Section 4.8 of the Company LLC Agreement. Prior to Closing, the Company shall deliver or cause to be delivered to the Pioneer Parties evidence of such distributions.

5.11      SEC Matters.  The Company acknowledges that Pioneer Parent may be required to include financial statements relating to the Pioneer Parties and the Surviving Entity (“SEC Financial Statements”) in documents filed with the SEC by Pioneer Parent pursuant to the Securities Act or the Exchange Act, and that such SEC Financial Statements may be required to be audited. In that regard, the Company shall cooperate with Pioneer Parent, and provide Pioneer Parent with access to such records and personnel of the Company (including any Company Subsidiaries) as Pioneer Parent may reasonably request to enable Pioneer Parent, and its representatives and accountants, to create and audit any SEC Financial Statements that Pioneer Parent deems necessary. The Company hereby consents to the inclusion or incorporation by reference of the SEC Financial Statements in any registration statement, report or other document of Pioneer Parent or any of its Affiliates to be filed with the SEC in which Pioneer Parent or its Affiliate reasonably determines that the SEC Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. The Company shall provide Pioneer Parent and its independent accountants with access to any management representation letters provided by the Company to its independent accountants, and shall facilitate such parties’ efforts to obtain access to any audit work papers of the Company’s independent accountants. Notwithstanding the foregoing, nothing herein shall expand the Company’s representations, warranties, covenants or agreements set forth in this Agreement or give Pioneer Parent, its Affiliates or any third party any rights to which it is not entitled hereunder.

Article VI

COVENANTS OF Pioneer Parent and pioneer investment

6.1       Indemnification of Officers, Directors, Employees and Agents.

(a)       All rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, director, manager or member of the Company or any Company Subsidiary (the “D&O Indemnified Persons”) as provided in the Company LLC Agreement and the Company Articles of Organization and the organizational documents of the Company Subsidiaries as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time (the “Indemnification Obligations”) shall survive the transactions contemplated by this Agreement and shall continue in full force and effect as obligations of the Surviving Entity. Pioneer Parent and Pioneer Investment guarantee the full performance of the Indemnification Obligations of the Company and the Company Subsidiaries.

(b)       Pioneer Parent and Pioneer Investment shall not and shall not cause the Surviving Entity to, amend, repeal or otherwise modify the articles of organization and limited liability company agreement of the Surviving Entity or manage the Surviving Entity or any of the Company Subsidiaries in any manner that would affect adversely the rights thereunder of individuals who at and at any time prior to the Effective Time were D&O Indemnified Persons.  Pioneer Parent and Pioneer Investment shall, and shall cause the Surviving Entity to, honor any indemnification agreements between the Company and any of the D&O Indemnified Persons, subject in all cases to the terms and conditions thereof.

(c)       Pioneer Parent and Pioneer Investment shall and shall cause the Surviving Entity to, indemnify any D&O Indemnified Person against all reasonable costs and expenses (including attorneys’ fees and expenses), such amounts to be payable in advance upon request, relating to the enforcement of such D&O Indemnified Person’s rights under this Section 6.1 to the extent available pursuant to the Company LLC Agreement and the Company Articles of Organization and the organizational documents of the Company Subsidiaries in effect on the date hereof, but only if such D&O Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

(d)       For a period of six (6) years after the Effective Time, Pioneer Parent and Pioneer Investment shall, or shall cause the Surviving Entity to, maintain directors’ and officers’ liability insurance and fiduciary liability insurance covering the D&O Indemnified Persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance or fiduciary liability insurance policies on terms no less favorable to such D&O Indemnified Persons than such existing insurance.  In the event that any Person is or would have been entitled to coverage under an officers’ and directors’ liability or fiduciary liability insurance policy pursuant to this Section 6.1 and such policy has lapsed, not been purchased, terminated or is otherwise in breach or default or affords lesser coverage than is required by this Section 6.1 as a result of the Company’s, Pioneer Parent’s or the Surviving Entity’s failure to maintain and fulfill its obligations pursuant to this Section 6.1 or for any other reason, Parent and the Surviving Entity, jointly and severally, shall pay to such Persons such amounts and provide any other coverage or benefits as such Persons would have received pursuant to such policies.

(e)       The provisions of this Section 6.1 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, his or her heirs and his or her representatives.

6.2       Rollover Member Schedule.  Prior to the Closing Date, Pioneer Parent and the President of the Company may update Schedule A (the “Rollover Company Member Schedule”) setting forth the Rollover Company Members and their respective Company Units to be rolled over and the Parties shall be entitled to rely upon the information set forth in the Rollover Company Member Schedule for all purposes of this Agreement, and none of the Pioneer Parties, the Company (or the President thereof) or the Representative or their respective Affiliates shall have any liability to any Rollover Company Member or any other Person for relying on or taking actions (including the calculation of the Closing Merger Consideration) in accordance with the Rollover Company Member Schedule.

6.3       Employee Matters.

(a)       With respect to each employee of the Company and the Company Subsidiaries who is employed by the Company or any Company Subsidiary immediately prior to the Closing Date (each a,  “Continuing Employee”), the Pioneer Parties shall, or shall cause the Company, one of the Company Subsidiaries, or another post-Closing Affiliate of the Pioneer Parties to, for a period of twelve (12) months following the Closing Date, (i) provide an annualized base salary or base wage rate that is no less favorable than that in effect for such Continuing Employee immediately prior to the Closing Date and (ii) make available a package of employee benefits (excluding equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, other retiree health and welfare arrangements, perquisites and fringe benefits)  that is at least substantially comparable in the aggregate to the package of employee benefits made available to such Continuing Employee by the Company and the Company Subsidiaries immediately prior to the Closing Date.

(b)       Effective from and after the Closing Date, as applicable, each Continuing Employee shall be provided with service credit for all purposes under the Employee Benefit Plans in which such Continuing Employee participates on or after the Closing Date (other than (i) for purposes of benefit accruals under any ERISA Title IV pension plan, (ii) for vesting purposes under any equity or incentive compensation plan or (iii) to the extent it would result in a duplication of benefits) for such Continuing Employee’s service with the Company or any of the Company Subsidiaries, to the same extent such service was recognized for a similar purpose under a corresponding Company Benefit Plan in which such Continuing Employee participated immediately prior to the Closing Date.  Within thirty (30) days after the Closing Date, the Company shall provide to the Pioneer Parties all information necessary for the Pioneer Parties to comply with their obligations pursuant to this Section 6.3(b).

(c)       Effective from and after the Closing Date, for purposes of each Employee Benefit Plan providing medical, dental, prescription drug and/or vision benefits in which the Continuing Employees are eligible to participate following the Closing Date, if applicable and to the extent permitted by Applicable Law, the Pioneer Parties shall or shall cause the Company and the Company Subsidiaries to take commercially reasonable efforts to (i) waive any limitation on health and welfare coverage of any Continuing Employee and his or her eligible dependents due to pre-existing conditions or waiting periods, active employment requirements and requirements to show evidence of good health under such Employee Benefit Plan to any Continuing Employee to the extent such conditions, periods or requirements are satisfied or waived (or otherwise inapplicable) under the analogous Company Benefit Plan immediately prior to the Closing Date and (ii) cause each such Employee Benefit Plan to provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee and his or her covered dependents prior to the Closing Date and in the same plan year in which the Closing Date occurs towards satisfying the applicable deductibles and annual out-of-pocket limits for medical expenses to the Closing Date for which payment has been made, in each case, to the extent consistent with the governing terms of such Employee Benefit Plan.  Within thirty (30) days after the Closing Date, the Company shall provide to the Pioneer Parties all information necessary for the Pioneer Parties to comply with their obligations pursuant to this Section 6.3(c).

(d)       The provisions of this Section 6.3 are solely for the benefit of the Parties hereto and nothing in this Section 6.3, express or implied, shall confer upon any Continuing Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Section 6.3, express or implied, shall be (i) deemed to create any Employee Benefit Plan or amend any Employee Benefit Plan, or (ii) construed to prevent the Pioneer Parties, the Company, any Company Subsidiary or any of their respective Affiliates from terminating or modifying to any extent or in any respect any Employee Benefit Plan that they may establish or maintain.

Article VII

MUTUAL COVENANTS

7.1       Commercially Best Efforts; Governmental Consents.

(a)       Each Party shall, and shall cause their respective representatives to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under Applicable Laws and to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, including using their respective commercially reasonable efforts to obtain, prior to the Closing Date, all Permits, Consents and Orders as are necessary for consummation of the transactions contemplated by this Agreement and the other Transaction Documents and to fulfill the conditions to the consummation of the transactions contemplated hereby and thereby set forth in Article VIII.  Each Party shall coordinate and cooperate with the other Party in exchanging such information and providing assistance as any such Party may reasonably request in connection with the foregoing.

(b)       Except for the filings and notifications made pursuant to applicable Antitrust Laws, promptly following the execution of this Agreement, the Parties shall proceed to prepare and file with the appropriate Governmental Authorities such Consents that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

(c)       Promptly following the execution of this Agreement, the Parties shall file, or cause to be filed by their respective “ultimate parent entities,” to the extent necessary and not previously filed, with the FTC and the DOJ the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated in the Transaction Documents, and which filing shall include a request for early termination of applicable waiting periods.  The Parties shall make such filing, or cause such filing to be made, within five (5) Business Days following the date of this Agreement.  The Pioneer Parties and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ.  Pioneer Investment will pay any and all HSR Act filing fees.

(d)       Subsequent to the initial filing with the with the FTC and the DOJ of the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated in the Transaction Documents, none of the Pioneer Parties nor any of their Affiliates, will have any obligation to (i) prepare and file with the appropriate Governmental Authorities such additional requests, reports or notifications, (ii) furnish any additional information or assistance in connection with any additional filing or submission which is necessary under the HSR Act, (iii) commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, or (iv) become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Entity, the Pioneer Parties or any of their respective Affiliates, (B) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Entity, the Pioneer Parties or any of their respective Affiliates in any manner, or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Entity, the Pioneer Parties or any of their respective Affiliates.

7.2       Taxes.

(a)       Tax Returns.

(i)       Flow-Through and other Pre-Closing Tax Returns. The Representative and the Company Members shall prepare or cause to be prepared, at their own expense, (A) the final U.S. federal income Tax Return of the Company (and related Schedules K-1) required to be filed for the Tax period ending on the Closing Date, (B) if it has not already been prepared and filed on or before the date hereof, the U.S. federal income Tax Return of the Company (and related Schedules K-1) for the Tax period immediately preceding the Tax period described in clause (A),  (C) any Tax Returns (other than the Tax Returns described in clause (A) or (B)  above)

of the Company or any Company Subsidiary thereof with respect to a Pre-Closing Period for income, franchise or similar Taxes that are imposed entirely on the Company Members (or direct or indirect owners thereof) on a “flow-through” basis, and (D) any other Tax Returns of the Company or any Company Subsidiary thereof with respect to a Pre-Closing Period not described in clauses (A) through (C) above.  Not later than thirty (30) days prior to the due date, as may be extended, for filing any such Tax Return, the Representative shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to the Pioneer Parties for their review and reasonable comment. Such a Tax Return (as revised to incorporate the Pioneer Parties’ reasonable comments) shall be timely filed, and copies of such filed Tax Return shall be promptly provided to all of the Parties.

(ii)       Other Tax Returns.  With the exception of Tax Returns described in Section 7.2(a)(i), the Pioneer Parties shall be entitled to prepare or cause to be prepared any and all Tax Returns of the Company and the Company Subsidiaries required to be filed after the Closing Date with respect to all Straddle Periods.  Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Applicable Law.  Not later than thirty (30) days prior to the due date for filing any such Tax Return (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period, which shall be provided promptly after filing), the Pioneer Parties shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to the Representative for its review and reasonable comment.   The Pioneer Parties will cause each such Tax Return (as revised to incorporate the Representative’s reasonable comments) to be timely filed and will promptly provide a copy of such filed Tax Return to the Representative.

(iii)      Not later than five (5) days prior to the due date for payment of Taxes with respect to any Tax Return described in this Section 7.2(a) (other than any Tax Return described in clauses (A) through (C) of the first sentence of Section 7.2(a)(i)), the Representative and the Company Members shall pay to Pioneer Investment or, at the direction of Pioneer Investment, the Surviving Entity the amount of any Seller Taxes with respect to such Tax Return.  The Representative and the Company Members shall indemnify, defend and hold harmless the Pioneer Parties and the Surviving Entity against liability for any Taxes or other Losses with respect to any and all Tax Returns described in clauses (A) through (C) of the first sentence of Section 7.2(a)(i).

(b)       Proration of Straddle Period Taxes. For purposes of determining the portion of any Taxes for any Straddle Period that are Seller Taxes, the portion of any Taxes with respect to such Straddle Period that is attributable to the portion of the Straddle Period ending on the day immediately prior to the Closing Date shall be:

(i)       in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company and the Company Subsidiaries (and each partnership in which the Company and the Company Subsidiaries is a partner) ended with (and included) the day immediately prior to the Closing Date;  provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on the day immediately prior to the Closing Date and the portion of the Straddle Period beginning on the Closing Date in proportion to the number of days in each such portion of the Straddle Period; and

(ii)       in the case of Taxes that are imposed on a periodic basis with respect to the Company Assets or capital of the Company or any Company Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the day immediately prior to the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

(c)       Cooperation on Tax Returns and Tax Proceedings.  The Pioneer Parties, the Company Members and the Representative shall cooperate fully, and shall cause the Company and the Company Subsidiaries to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the prompt preparation and filing of Tax Returns and any Tax Proceeding.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Pioneer Parties, the Company Members and the Representative further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Pioneer Parties, the Representative, the Company Members or the Surviving Entity and the Company Subsidiaries (including with respect to the transactions contemplated hereby).  Any information obtained pursuant to this Section 7.2(c) or pursuant to any other provision of this Section 7.2 requiring the sharing of information or the review of any Tax Return or other schedule relating to Taxes, will be kept confidential by the Parties.  Notwithstanding anything to the contrary herein, the control and conduct of any Tax Proceeding that is an Asserted Liability shall be governed by Section 11.5.

(d)       Transfer Taxes.  The Pioneer Parties shall be responsible for all state and local transfer, sales, use, stamp, registration or other similar Taxes (the “Transfer Taxes”), if any, imposed on any of the Pioneer Parties or the Company Members with respect to any and all transactions contemplated by this Agreement or any other Transaction Document. The Party who is required to remit any such Transfer Taxes or file any Tax Returns with respect to such Transfer Taxes shall timely and properly comply with such requirements, and the Pioneer Parties shall promptly remit any such amounts to the remitting Party.  The Pioneer Parties and the Representative shall cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any such Transfer Taxes.

(e)       Agreed Tax Treatment and Purchase Price Allocation.

(i)        In reliance upon the representations and warranties with respect to the tax classification of the Company in Section 3.7(k), for U.S. Income Tax Purposes the Parties agree to treat the Merger as a taxable purchase of the Exchanged Company Units by Pioneer Investment from the Company Members the Tax treatment of which is governed by Rev. Rul. 99-6 (the “Agreed Tax Treatment”), except to the extent required by a Final Determination.

(ii)       Not later than one hundred and twenty (120) days after the Closing Date, for U.S. Income Tax Purposes, the Pioneer Parties shall deliver to Representative a draft of an allocation of the aggregate fair market value of the Company Assets, as determined for U.S. Income Tax Purposes (based on the information reasonably available at the time of such determination) in accordance with the principles of Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “Allocation”).  Not later than thirty (30) days after it receives such draft Allocation, the Representative shall provide reasonable comments (if any) to the Pioneer Parties.  The Pioneer Parties shall, in good faith, consider any such comments, and prepare and deliver a final Allocation to Representative.  Upon any subsequent adjustment to the items of consideration paid pursuant to this Agreement, as determined for U.S. Income Tax Purposes, the Pioneer Parties shall, in good faith, update the Allocation in a manner consistent with the principles of Section 1060 of the Code.

(iii)      The Pioneer Parties, the Representative and the Company Members shall, and shall cause their Affiliates to, (i) report consistently with the Allocation (as updated) and Agreed Tax Treatment in all Tax Returns, including IRS Form 8594 and the Tax Returns described in Section 7.2(a)(i)), which the Parties shall timely file with the IRS, except to the extent required otherwise by a Final Determination, (ii) not take any position in any Tax Return that is inconsistent with the Allocation (as updated) or Agreed Tax Treatment, in each case, except to the extent required to do so by a Final Determination, and (iii) promptly advise the other Parties regarding the existence of any Tax Proceeding related to the Allocation or the Agreed Tax Treatment.

7.3       Notification.  Prior to Closing, the Company shall promptly notify the Pioneer Parties in writing if the Company becomes aware of (a) any event, fact, condition or circumstance that causes any of the Company’s representations and warranties to not be true and correct, or that makes the satisfaction of any condition set forth in Article VIII impossible or unlikely, or (b) the occurrence of any breach of or default under any covenant or agreement of the Company in this Agreement.  Prior to Closing, the Pioneer Parties shall promptly notify the Company in writing if the Pioneer Parties become aware of (i) any event, fact, condition or circumstance that causes any of the Pioneer Parties’ representations and warranties to not be true and correct, or that makes the satisfaction of any condition set forth in Article VIII impossible or unlikely, or (ii) the occurrence of any breach of or default under any covenant or agreement of the Pioneer Parties in this Agreement.

7.4       Further Assurances.  From time to time, as and when reasonably requested by a Party, the other Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, which documents, instruments or actions are consistent with, and customary and necessary for, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Article VIII

CONDITIONS PRECEDENT

8.1       Conditions to Each Party’s Obligation.  The respective obligations of the Company and the Pioneer Parties to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)       Consents and Approvals.  All Consents of or imposed by any Governmental Authority necessary (excluding Consents relating to use, occupancy, Taxes, and similar matters) for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, all of which are listed on Company Disclosure Schedule 8.1(a), shall have been obtained, occurred or have been made, including those arising under all applicable Antitrust Laws and the applicable waiting period under the HSR Act has expired or terminated.

(b)       No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall be in effect.

(c)       No Action.  No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement or any other Transaction Document illegal.

8.2       Conditions to Obligation of the Pioneer Parties.  The obligations of the Pioneer Parties to effect the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions unless waived, in whole or in part, in writing by the Pioneer Parties:

(a)       Representations and Warranties.    (i) Except for the representations and warranties covered by clause (ii) below, each of the representations and warranties made by the Company in this Agreement (A) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and (B) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date and (ii) each of the Company Fundamental Representations and the representation and warranty in Section 3.20(a) shall be true and correct in all respects. The Pioneer Parties shall have received a certificate signed on behalf of the Company by the President or the Chief Financial Officer of the Company to such effect.

(b)       Performance of Obligations.    The Company and the Company Subsidiaries shall have performed in all material respects all covenants and obligations required to be performed and complied with by them under this Agreement at or prior to the Effective Time;. The Pioneer

Parties shall have received a certificate signed on behalf of the Company by the President or the Chief Financial Officer of the Company to such effect.

(c)       Company Member Approval.  The Pioneer Parties shall have received the Company Member Consent, and such Company Member Consent shall not have been withdrawn, rescinded or otherwise revoked.

(d)       Closing Deliveries.  All documents, instruments, certificates or other items required to be delivered at the Closing by the Company pursuant to Section 9.2(b) shall have been delivered.

(e)       Resignation Letters.  The Pioneer Parties shall have received the written resignations, effective as of the Effective Time, from each director or manager of the Company and from each director or manager of each of the Company Subsidiaries, in the form attached as Exhibit F.

(f)       Employment Agreements.  The Company shall have in its possession, for delivery to the Pioneer Parties at Closing, Employment Agreements, duly executed by the Company and each Key Employee, as applicable.

(g)       UAR Surrender Agreements. The Company shall have in its possession, for delivery to the Pioneer Parties at Closing, executed UAR Surrender Agreements with each of Jon LaRue and Jeff Rule.

8.3       Conditions to Obligations of the Company.  The obligations of the Company to effect the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions unless waived in writing, in whole or in part, in writing by the Company:

(a)       Representations and Warranties.  (i) Except for the representations and warranties covered by clause (ii) below, each of the representations and warranties made by the Pioneer Parties in this Agreement (A) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and (B) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, and (ii) each of the Pioneer Fundamental Representations in this Agreement shall be true and correct in all respects. The Company shall have received a certificate signed on behalf of the Pioneer Parties by the President or the Chief Financial Officer of each Pioneer Party to such effect.

(b)       Performance of Obligations of the Pioneer Parties.  The Pioneer Parties shall have performed in all material respects all obligations required to be performed respectively by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of the Pioneer Parties by the President or the Chief Financial Officer of each Pioneer Party to such effect.

(c)       Closing Deliveries.  All payments, documents, instruments, certificates or other items required to be delivered at Closing by the Pioneer Parties pursuant to Section 9.2(a) shall have been delivered.

Article IX

CLOSING

9.1       Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article X, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. central time on the later of (a) August 31, 2017 and (b) the Business Day following the date of the satisfaction or waiver of the conditions set forth in Article VIII (other than the conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such condition), at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002-6760, unless another date, time, place or manner (including by email or other electronic means) is mutually agreed to in writing by the Pioneer Parties and the Company.

9.2       Actions to Occur at Closing.

(a)       At the Closing, the Pioneer Parties shall deliver or pay, as the case may be, the following in accordance with the applicable provisions of this Agreement:

(i)        Closing Payments.    To the Representative for further distribution to the Company Members, the Escrow Agent and the other payees identified in Section 2.9(b), by wire transfers of immediately available funds (or other applicable payment methods as may be authorized by any particular Company Member pursuant to such Company Member’s Letter of Transmittal), the payments required to be made by Pioneer Investment under Section 2.9(b);

(ii)       Escrow Agreement.  To the Company, a counterpart of the Escrow Agreement duly executed by Pioneer Investment and Escrow Agent; and

(iii)      Contribution Agreement. To the Company, a counterpart of the Contribution Agreement, duly executed by Pioneer Parent.

(b)       At the Closing, the Company shall deliver to the Pioneer Parties:

(i)        Escrow Agreement.  A counterpart of the Escrow Agreement, duly executed by the Representative;

(ii)       Public Certificates. A copy of a certificate of existence and good standing for the Company and each Company Subsidiary issued by the appropriate public officials of the jurisdiction of incorporation or formation of the Company and each Company Subsidiary, dated as of a recent date;

(iii)      UAR Surrender Agreements. UAR Surrender Agreements between the Company and each of Jon LaRue and Jeff Rule, duly executed by each such individual;

(iv)       Contribution Agreement.  Counterparts to the Contribution Agreement, duly executed by each Rollover Company Member;

(v)        Consents. Written evidence, in form and substance reasonably acceptable to the Pioneer Parties, of the Consent under each Material Contract listed on Company Disclosure Schedule 9.2(b)(v); and

(vi)       Tax Documents.  Addressed to Pioneer Investment and with respect to each Company Member (or, if a Company Member is disregarded as separate from another Person for such purposes, with respect to such other Person), (A) a properly completed and duly executed certification of non-foreign status that complies with U.S. Treasury Regulations Section 1.1445-2(b)(2) dated as of the Closing Date, and (B) a properly completed and duly executed IRS Form W-9 dated as of the Closing Date;  provided,  however, that in the case of a Rollover Company Member, such Rollover Company Member shall also provide such documents addressed to Pioneer Parent with respect to its Rollover Company Units.

(c)       Pursuant to Section 2.2, the Company and the Pioneer Parties shall cause the Certificates of Merger to be properly executed and filed with the Secretary of State of the State of Oklahoma and Secretary of State of the State of Delaware.

Article X

TERMINATION, AMENDMENT AND WAIVER

10.1      Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)       by mutual written consent of the Pioneer Parties and the Company; or

(b)       by either the Pioneer Parties or the Company:

(i)        if there shall have been any material breach by the other Party (which, in the case of the right of termination by the Company, shall also include any breach by any of the Pioneer Parties) of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (A) would give rise to the failure of such Party’s condition to the Closing hereunder and (B) either (1) cannot be cured or (2) if it can be cured, has not been cured prior to 5:00 p.m. on the date that is twenty (20) calendar days following receipt by the breaching Party of written notice of such breach (the “Cure Period”); and, without limiting the generality of the foregoing, there shall be no Cure Period for Pioneer Investment’s failure to obtain all funds on or prior to the Closing Date necessary to consummate the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents in accordance with the terms and conditions hereof and thereof (which failure shall constitute a material breach of this Agreement); provided,  however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to the Pioneer Parties or the Company, as applicable, if such Person is then in breach of any representation, warranty, covenant or agreement contained in this Agreement;

(ii)       other than with respect to approvals arising under applicable Antitrust Laws and those in connection with the applicable waiting period under the HSR Act, if a court of competent jurisdiction or other Governmental Authority shall have issued an Order or taken any other action (which Order the Pioneer Parties and the Company shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the other Transaction Documents and such Order or other action shall have become final and nonappealable; provided,  however, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any Party who did not use reasonable best efforts to lift any such Order or other action;

(iii)      upon a failure of the condition set forth in Section 8.1(a) with respect to obtaining the approvals arising under applicable Antitrust Laws and those in connection with the applicable waiting period under the HSR Act having expired or been terminated; provided,  however, that the right to terminate this Agreement under this Section 10.1(b)(iii) shall not be available to any Party whose failure to comply with Section 7.1(b) (subject to the limitations set forth in Section 7.1(c)) has been the primary cause of the condition set forth in Section 8.1(a) not being satisfied; or

(iv)       if the Closing shall not have occurred on or before 5:00 p.m. on September 15, 2017 (the “Termination Date”); provided,  however,  that the right to terminate this Agreement under this clause (iv) shall not be available to any Party whose breach of this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date.

10.2      Effect of Termination.  In the event of the termination of this Agreement by either the Company or the Pioneer Parties as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of the Pioneer Parties or the Company or their respective Affiliates, managers, directors, officers, employees or Company Members, except that (a) the Company or the Pioneer Parties may have liability as provided in Article I and this Article X and Article XII shall survive such termination, and (b) no such termination shall relieve any Party from liability for a willful and material breach of any term or provision of this Agreement prior to such termination.  If more than one provision of Section 10.1 is available to the terminating Party in connection with a termination of this Agreement, the terminating Party may rely on any or all available provisions in Section 10.1 for any such termination.

Article XI

INDEMNIFICATION

11.1      Survival of Representations, Warranties and Agreements.  The representations and warranties of the Company, any Rollover Company Member and the Pioneer Parties set forth in this Agreement, the other Transaction Documents, and in any certificate delivered in connection with this Agreement or any of the Transaction Documents and the right of an Indemnified Person to assert any claim for indemnification pursuant to this Article XI with respect thereto shall survive the Closing until 5:00 p.m. on such date that is eighteen (18) months after the Closing Date; provided,  however, that the Company Fundamental Representations, the Rollover Company

Member Fundamental Representations, the representations and warranties set forth in Section 3.7 (Taxes) and the Pioneer Fundamental Representations and the right of an Indemnified Person to assert any claim for indemnification pursuant to this Article XI with respect thereto shall survive the Closing until the expiration of the statute of limitations (or in the case of the representations or warranties set forth in Section 3.7 (Taxes), ninety (90) days after such expiration). The covenants and other agreements of the Company, the Rollover Company Members and the Pioneer Parties set forth in this Agreement or in any other Transaction Document that require performance prior to the Closing shall terminate at the Closing; provided,  however, that the covenants and other agreements of the Company, the Rollover Company Members and the Pioneer Parties set forth in this Agreement and in the other Transaction Documents that require performance at or after the Closing shall survive the Effective Time until fully performed or fulfilled.

11.2      Indemnification of the Pioneer Indemnified Persons by Company Members.

(a)       Subject to the limitations on recourse and recovery set forth in this Article XI, from and after the Closing, each Company Member and each UAR Holder shall (severally but not jointly), based on its Escrow & Holdback Funding Percentage, indemnify, defend and hold harmless the Pioneer Indemnified Persons from and against any and all Losses of any Pioneer Indemnified Person after the Closing, in connection with, arising out of or resulting from (any of such Losses, a “Pioneer Indemnification Claim”):

(i)        the inaccuracy or breach of any representation or warranty made (A) by the Company in Article III, (B) by the Company or, in the case of any Company Member, such Company Member in any other Transaction Document (including, for the avoidance of doubt, the Contribution Agreement), or (C) in any certificate delivered by or on behalf of the Company or such Company Member or UAR Holder to the Pioneer Parties prior to the Closing pursuant to this Agreement or any other Transaction Document;

(ii)       any nonfulfillment or breach by the Company, the Representative or such Company Member or UAR Holder of any covenant or agreement made in this Agreement or any other Transaction Document; provided, however, that neither the Company Members (other than the Company Member committing such breach) nor the UAR Holders (other than the UAR Holder committing such breach) shall be obligated to indemnify or hold harmless any Pioneer Indemnified Person for any Losses to the extent arising out of any breach that occurs after the Closing Date of any covenant or agreement that by its terms is to be performed solely by such Company Member or UAR Holder, as the case may be, after the Closing Date;

(iii)      any and all Seller Taxes;

(iv)       any and all Environmental Liability Costs;

(v)        any and all Bankruptcy Costs;  or

(vi)       any Company Transaction Costs owed or payable to any Person by any Pioneer Indemnified Person after the Closing Date (including, for the avoidance of doubt, any payroll and employment Taxes relating to the UAR Earn-out Amounts, if any, payable to the UAR Holders, the UAR Final Adjustment Surplus Amounts, if any, payable to the UAR Holders, each UAR Holder’s Escrow Amount and each UAR Holder’s Representative Holdback Amount).

(b)       Minimum Loss.  The Pioneer Indemnified Persons shall not be entitled to be indemnified for Losses pursuant to Section 11.2(a)(i) unless and until the aggregate amount of all such Losses exceeds $500,000 (the “Minimum Loss”) and the Pioneer Indemnified Persons otherwise satisfy all other requirements under Section 11.4.  After the Minimum Loss is exceeded, Pioneer Indemnified Persons shall be entitled to be paid the entire amount of any Losses pursuant to Section 11.2(a)(i) in excess of (but not including) the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Agreement.  The limitations of this Section 11.2(b) shall not apply to Pioneer Indemnification Claims arising under or with respect to any Company Fundamental Representations, any Rollover Company Member Fundamental Representations, any breaches of representations and warranties with respect to Section 3.7 (Taxes) or arising out of or relating to fraud by the Company or any Company Member or UAR Holder prior to the Closing in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

(c)       Minimum Claim.  If any Pioneer Indemnification Claim relating to any single event or series of related events that is indemnifiable under Section 11.2(a)(i) results in aggregate losses to Pioneer Indemnified Persons that do not exceed $25,000, such losses shall not be deemed to be Losses under this Agreement and shall not be eligible for indemnification under this Article XI.  The limitations of this Section 11.2(c) shall not apply to Pioneer Indemnification Claims arising under or with respect to any Company Fundamental Representations, any Rollover Company Member Fundamental Representations, any breaches of representations and warranties with respect to Section 3.7 (Taxes) or arising out of or relating to fraud by the Company or any Company Member or UAR Holder prior to the Closing in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

(d)       Recourse Against Escrow Funds; Cap.

(i)        Except in the case of claims for Losses with respect to (A) breaches of Company Fundamental Representations or Rollover Company Member Fundamental Representations that are indemnifiable under Section 11.2(a)(i), (B) Losses arising out of or with respect to any fraud by the Company or any Company Member or UAR Holder prior to the Closing in connection with this Agreement or the transactions contemplated hereby, and (C) Losses that are indemnifiable under Sections 11.2(a)(ii),  11.2(a)(iii),  11.2(a)(iv),  11.2(a)(vi) or 11.2(a)(vi), (clauses (A),  (B) and (C) collectively, the “Excluded Claims”), and subject to Section 12.16, each of the Pioneer Parties and the Surviving Entity further acknowledges and agrees that the amounts held in the Escrow Account shall be the sole and exclusive source of funds for satisfaction of all claims by Pioneer Indemnified Persons for Losses or otherwise in connection with, arising out of or resulting from the subject matter of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

(ii)       Except as set forth in Section 13.2 and except in the case of Excluded Claims, no Company Member or UAR Holder shall have any liability with respect to Losses that are indemnifiable under this Agreement or otherwise to the Pioneer Indemnified Persons in connection with this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, other than, as applicable, such Company Member’s or UAR Holder’s Escrow Amount, which shall be available to satisfy Losses of Pioneer Indemnified Persons, subject to and in accordance with the terms of this Agreement and the Escrow Agreement.

No Company Member or UAR Holder shall have any liability with respect to Losses resulting from Excluded Claims in excess of the sum of (A) the cash proceeds actually received by such Company Member or such UAR Holder pursuant to the transactions contemplated by this Agreement plus (B) with respect to any Rollover Company Member, the Rollover Amount for such Rollover Company Member. No Company Member or UAR Holder shall have any liability with respect to Losses that are indemnifiable under this Agreement or otherwise to the Pioneer Indemnified Persons in connection with this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby (including with respect to the Excluded Claims) in excess, as applicable, of such Company Member’s or UAR Holder’s portion of such Pioneer Indemnified Claim, which portion shall be equal, as applicable, to such Company Member’s or UAR Holder’s Escrow & Holdback Funding Percentage. Except to the extent arising out of or relating to fraud by the Company or any Company Member prior to the Closing in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, at and after such time as the liability of the Company Members, the UAR Holders or other Company Member Indemnified Persons have been exhausted (or, with respect to the Escrow Amount, released) the Pioneer Indemnified Persons shall not be entitled to seek indemnity under this Article XI for Losses, and the Pioneer Indemnified Persons shall have no further recourse against any Company Member or UAR Holder for any unpaid Losses of any Pioneer Indemnified Person, and the Company Members and UAR Holders shall have no further liability to any Pioneer Indemnified Person relating to or arising out of this Agreement, or in respect of any other Transaction Document or any theory of law or equity or in respect of any oral representations and warranties made or alleged to be made in connection herewith or therewith, whether by or through attempted piercing of the corporate veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Applicable Law, or otherwise.

11.3      Indemnification of the Company Member Indemnified Persons.

(a)       Subject to the limitations on recourse and recovery set forth in this Article XI, from and after the Closing, Pioneer Parent, Pioneer Investment and the Surviving Entity, jointly and severally, shall indemnify, defend and hold harmless the Company Member Indemnified Persons from and against any and all Losses of any Company Member Indemnified Person after the Closing in connection with, arising out of or resulting from (any of such Losses, a “Company Member Indemnification Claim”):

(i)        the inaccuracy or breach of any representation or warranty made by the Pioneer Parties in Article IV, in any other Transaction Document, or in any certificate delivered by or on behalf of the Pioneer Parties or to the Company or to the Representative for the benefit of the Company Members or the UAR Holders in connection with this Agreement or any other Transaction Document; or

(ii)       any nonfulfillment or breach of any covenant or agreement (A) made by the Pioneer Parties under this Agreement or any other Transaction Document or (B) made by the Surviving Entity under this Agreement or any other Transaction Document and which is required to be performed at or after the Closing.

(b)       Minimum Loss.  The Company Member Indemnified Persons shall not be entitled to be indemnified for Losses pursuant to Section 11.3(a)(i) unless and until the aggregate amount of all such Losses exceeds the Minimum Loss and otherwise satisfy all other requirements under Section 11.4.  After the Minimum Loss is exceeded, Company Member Indemnified Persons shall be entitled to be paid the entire amount of any Losses pursuant to Section 11.3(a)(i)  in excess of (but not including) the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Agreement. The limitations of this Section 11.3(b) shall not apply to Company Member Indemnification Claims arising under or with respect any Pioneer Fundamental Representations or arising out of or relating to fraud by the Pioneer Parties prior to the Closing in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

(c)       Minimum Claim.  If any Company Member Indemnification Claim relating to any single event or series of related events that is indemnifiable under Section 11.3(a)(i) results in aggregate Losses to Company Member Indemnified Persons that do not exceed $25,000, such Losses shall not be deemed to be Losses under this Agreement and shall not be eligible for indemnification under this Article XI.  The limitations of this Section 11.3(c) shall not apply to Company Member Indemnification Claims arising under or with respect to any Pioneer Fundamental Representations or arising out of or relating to fraud by the Pioneer Parties prior to the Closing in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

(d)       Caps.  In no event will the Company Member Indemnified Persons be entitled to be indemnified for Losses pursuant to Section 11.3(a)(i) to the extent that such amounts, in the aggregate, exceed the aggregate Rollover Amount of all Rollover Company Members.  The limitations of this Section 11.3(d) shall not apply to Pioneer Indemnification Claims arising under or with respect to any Pioneer Fundamental Representations or arising out of or relating to fraud by the Pioneer Parties prior to the Closing in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

11.4      Limitations.

(a)       Limitation as to Time.  No Indemnifying Person shall be liable for any Losses that are indemnifiable under Sections 11.2 or 11.3 unless a written claim for indemnification under this Agreement is delivered by the Indemnified Person to the Indemnifying Person with respect thereto prior to 5:00 p.m., on the last day of the respective survival period (if any) as specified in Section 11.1.  If notice of a claim is given prior to the expiration of the applicable survival period (if any), that portion of such representation, warranty, covenant or agreement relating to the claim shall continue (for purposes of such claim only) until such claim is fully resolved.

(b)       Sole and Exclusive Remedy. Each of the Pioneer Parties and the Representative on behalf of the Company Members and the UAR Holders acknowledges and agrees that, after the Closing, notwithstanding any other provision of this Agreement to the contrary, subject to Section 12.16, and except to the extent arising out of or relating to fraud by the Company, any Company Member or UAR Holder or any Pioneer Party prior to the Closing in connection with this Agreement or the transactions contemplated hereby, the sole and exclusive remedy of the Pioneer Indemnified Persons and the Company Member Indemnified Persons with respect to claims for Losses or otherwise in connection with, arising out of or resulting from the subject matter of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be in accordance with, and limited solely to indemnification under, the provisions of this Article XI.  After the Closing, and except to the extent arising out of or relating to fraud by the Company or any Company Member or UAR Holder prior to the Closing in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, each of the Pioneer Parties and the Representative on behalf of the Company Members and the UAR Holders hereby releases, acquits and discharges forever any and all claims and remedies that the Pioneer Indemnified Persons or the Company Member Indemnified Persons may have against the other Parties under Applicable Laws and agrees to rely solely and exclusively on this Article XI to remedy any Losses incurred pursuant to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

(c)       Materiality. For purposes of this Article XI,  (i) the determination of whether a breach of a representation or warranty of the Company or the Pioneer Parties has occurred shall be made without giving effect to any limitation or qualification as to materiality, Material Adverse Effect or words of similar import and (ii) the amount of Losses in respect of any breach of a representation or warranty by the Company or the Pioneer Parties shall be determined without regard to any limitation or qualification as to materiality, Material Adverse Effect or words of similar import set forth in such representation or warranty.

(d)       Characterization of Payments.  For all Tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement (other than an indemnity payment under Section 13.2) as an adjustment to the consideration payable to the Company Members and UAR Holders pursuant to Article II, except to the extent required by Applicable Law.

11.5      Third Party Claims.

(a)       Promptly after receipt by any Indemnified Person of notice of the commencement or assertion of any action, proceeding, demand, claim or investigation by a third party (including any investigation, notice, request for information or other communication from any Governmental Authority with respect to any Pre-Closing Period or Straddle Period) or circumstances which, with the lapse of time, such Indemnified Person reasonably believes is likely to give rise to an action, proceeding, demand, claim or investigation by a third party (an “Asserted Liability”) that would reasonably be expected to form the basis of or result in a Loss, such Indemnified Person shall promptly give written notice thereof (the “Claims Notice”) to Pioneer Parent and Pioneer Investment (if Pioneer Parent, Pioneer Investment or the Surviving Entity is the Indemnifying Person) or the Representative (if the Company Members or UAR Holders are the Indemnifying Persons).  The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered. Subject to the limitations set forth in Sections 11.1 and 11.4, the failure of the Indemnified Person to promptly provide a Claims Notice shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially and adversely prejudices the position of the Indemnifying Person with respect to such claim.

(b)       The Indemnifying Person shall be, subject to the limitations set forth in this Section 11.5, entitled to assume control of and appoint lead counsel for such defense; provided,  however, that the Indemnifying Persons shall not have the right to assume control of the defense of any Asserted Liability (i) to the extent that the object of such Asserted Liability is (A) to obtain an injunction, restraining order, declaratory relief or other non-monetary relief against the Indemnified Person which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Person, or (B) Taxes imposed on the Company, any Company Subsidiary or the Pioneer Parties or for which the Company, any Company Subsidiary or the Pioneer Parties may be liable, (ii) if the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Persons and the Indemnifying Persons and the former shall have been advised in writing by counsel (with a copy to the Indemnifying Persons) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to Indemnifying Persons; provided,  further, that to exercise such rights the Indemnifying Person must give notice to the Indemnified Person within thirty (30) days after receipt of any such Claims Notice whether it is assuming control of and appointing lead counsel for such defense.  If the Indemnifying Person does not give such notice within such thirty day period, then the Indemnified Person shall have the right to assume control of the defense thereof at the cost and expense of the Indemnifying Person, subject to the limitations of liability and other limits set forth in Section 11.4.  In the case of any Asserted Liability described in clause(i)(B) of the first sentence of this Section 11.5(b), the Pioneer Parties and the Company shall be entitled to assume control of and appoint lead counsel for such defense.

(c)       If the Indemnifying Person shall assume the control of the defense of the Asserted Liability in accordance with the provisions of this Section 11.5,  (i) the Indemnifying Person shall obtain the prior written consent of the Indemnified Person (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability if the settlement does not unconditionally release the Indemnified Person from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes injunctive or other equitable relief against the Indemnified Person and (ii) the Indemnified Person shall be entitled to participate in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.  The fees, costs and expenses of any such separate counsel to the Indemnified Person pursuant to this Section 11.5 shall be paid by the Indemnified Person; provided,  however, that the Indemnifying Person shall pay the fees, costs and expenses of such counsel if (A) the employment of separate counsel shall have been authorized in writing by the Indemnifying Person in connection with the defense of such Asserted Liability or (B) the Indemnified Person’s legal counsel shall have advised the Indemnifying Person in writing, with a copy delivered to the Indemnifying Person, that a material conflict of interest exists that would make it inappropriate under applicable standards of professional conduct to have common counsel, subject to the limitations of liability and other limits set forth in Section 11.4.

(d)       If the Indemnified Person shall assume the control of the defense of any Asserted Liability in accordance with the provisions of this Section 11.5,  (i) the Indemnified Person shall obtain the prior written consent of the Indemnifying Person before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability, which consent shall not be unreasonably withheld and (ii) the Indemnifying Person shall be entitled to participate, at its cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.

(e)       Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Asserted Liability and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.  Both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel.  The Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information, and all communications between any Party and counsel responsible for or participating in the defense of any claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(f)       Notwithstanding anything to the contrary set forth in this Article XI, the Representative shall assume control of the Company’s defense of the Bankruptcy Claim, and, subject to the provisions of Section 11.5(c)(i), shall have the authority to enter into any settlement, compromise or other resolution of the Bankruptcy Claim.  For purposes of this Section 11.5(f), the Bankruptcy Claim shall be deemed an Asserted Liability.  The fees, costs and expenses of the Representative’s legal counsel, any experts (including expert witnesses), consultants and other representatives engaged by it in connection with (i) the Representative’s assumption of the defense of an Asserted Liability pursuant to this Section 11.5, either on behalf of the Company Member Indemnified Persons as Indemnified Persons or the Company Members or UAR Holders as Indemnifying Persons or (ii) the Representative’s participation in the defense of an Asserted Liability pursuant to this Section 11.5, either on behalf of the Company Member Indemnified Persons as Indemnified Persons or the Company Members or UAR Holders as Indemnifying Persons, in each case, shall be unlimited and shall be paid out of the Representative Holdback.

11.6      Direct Claims.  In any case in which an Indemnified Person seeks indemnification hereunder which is not subject to Section 11.5 because no Asserted Liability is involved, the Indemnified Person shall promptly notify the Indemnifying Person in writing of any Losses that such Indemnified Person claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Sections 11.1, 11.2,  11.3,  11.4, the failure of the Indemnified Person to provide prompt notice of such claim shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially prejudices the position of the Indemnifying Person with respect to such claim.

11.7      Other Claims.  In connection with any Losses for which an Indemnified Person may seek indemnification under this Article XI, such Indemnified Person shall use its commercially reasonable efforts to seek and pursue any available insurance coverage or other claims against third parties that such Indemnified Person may have in respect of such Losses (provided that the costs or seeking and pursuing such items shall constitute Losses hereunder).

11.8      Express Negligence.  THE PARTIES INTEND THAT THE INDEMNITIES SET FORTH IN THIS ARTICLE XI BE CONSTRUED AND APPLIED AS WRITTEN ABOVE,

NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY.  WITHOUT LIMITING THE FOREGOING, SUCH INDEMNITIES WILL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE.  IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED ABOVE, THE INDEMNITIES SET FORTH IN THIS ARTICLE XI WILL APPLY TO AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE.  THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

Article XII

GENERAL PROVISIONS

12.1      Amendment and Modification.  This Agreement may be amended only by a written agreement executed by the Parties, provided,  however, that no amendment shall be made which by Applicable Law requires further approval by a Party’s stockholders or members, as applicable, without such further approval.

12.2      Waiver of Compliance.  Any failure of the Pioneer Parties, on the one hand, or the Company (prior to Closing) or the Representative on behalf of the Company Members or the UAR Holders, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party or Parties to be bound by such waiver (including, if such waiver is after the Closing, the third party beneficiaries set forth in Section 12.5), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

12.3      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any Party.  Upon any determination by a Governmental Authority that any term or other provision hereof is invalid, illegal or incapable of being enforced, the Governmental Authority making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

12.4      Expenses and Obligations.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the Parties in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the Party that has incurred such expenses.

12.5      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns.  Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.  Notwithstanding the foregoing, from and after the Closing, as may be applicable, Article II is made for the benefit of the Company Members and, as applicable, the UAR Holders,  Section 6.1 is made for the benefit of the D&O Indemnified Persons, Section 12.12 is made for the benefit of the Non-Recourse Persons and Article XI is made for the benefit of the Pioneer Indemnified Persons and the Company Member Indemnified Persons.  From and after the Closing, all of the express third party beneficiaries shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement.

12.6      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by email or sent by Federal Express or other recognized overnight courier to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)       If to the Pioneer Parties, to:

Pioneer Super Holdings, Inc.

c/o NCS Multistage, LLC

19450 State Highway 249, Suite 200

Houston, Texas  77070

Attention:  Kevin Trautner

Email:  ktrautner@ncsmultistage.com

with copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston, Texas  77002

Attention:  Keith Fullenweider

Email:  kfullenweider@velaw.com

(b)       If to the Company, to:

Spectrum Tracer Services, LLC

9111 E. Pine, Suite 104

Tulsa, Oklahoma 74115

Attention:  Glenn Brown

Email:  Glenn@spectrumtracer.com

with a copy (which shall not constitute notice) to:

Johnson & Jones, P.C.

Two Warren Place

6120 South Yale Avenue, Suite 500

Tulsa, Oklahoma 74136
Attention: E. Andrew Johnson

Email:  ajohnson@johnson-jones.com

If to the Representative, to:

STSR LLC

9111 E. Pine, Suite 104

Tulsa, Oklahoma 74115
Attention:  Glenn Brown

Email:  Glenn@spectrumtracer.com

Any of the above addresses may be changed at any time by notice given as provided above; provided,  however, that any such notice of change of address shall be effective only upon receipt.  All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, at the time of transmission, if transmitted by facsimile or email, three (3) Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one (1) Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

12.7      Counterparts.  This Agreement may be executed and delivered (including by .pdf, email or facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

12.8      Entire Agreement.  This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder), the Employment Agreements, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, the other Transaction Documents and the Confidentiality Agreement.

12.9      Attorneys’ Fees.  In any action or proceeding instituted by a Party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing Party shall be entitled to receive from the losing Party reasonable attorney’s fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

12.10     Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, whether by operation of law or otherwise. Any assignment in violation of the foregoing shall be null and void; provided,  however, that Pioneer

Parent, Pioneer Intermediate, Pioneer Investment, their Affiliates and the Surviving Entity may, without the consent of any Person, assign in whole or in part its rights and obligations pursuant to this Agreement (a) to one or more of its Affiliates, including pursuant to the Contribution Agreement, the Pioneer Parent Contribution Agreement or the Pioneer Intermediate Contribution Agreement or (b) to any purchaser of all or any portion of the assets or business of Pioneer Parent or any of its Affiliates or to any of their financing sources as collateral security, provided,  however, that, in the case of clause (a), Pioneer Parent and Pioneer Investment remains liable under this Agreement.

12.11     Rules of Construction.

(a)       Each of the Parties acknowledges that it has been represented by legal counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that draft it is of no application and is hereby expressly waived.

(b)       The inclusion of any information in the Company Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedules, that such information is required to be listed in the Company Disclosure Schedules or that such items are material to the Company.  The headings, if any, of the individual sections of each of the Company Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedules are arranged in sections corresponding to those contained in this Agreement merely for convenience, and, except as expressly set forth on the Company Disclosure Schedule, the disclosure of an item in one section of the Company Disclosure Schedules as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedules with respect to such other representations or warranties or an appropriate cross reference thereto.

(c)       The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)       All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are inserted for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur.  The word “including” (in its various forms) means “including, without limitation.”  The word “or” shall have the inclusive meaning represented by the phrase “and/or.”  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.  Unless the context otherwise requires, all references to a specific time shall refer to Central Time.  All references to “$” are to U.S. dollars. The words “ordinary course of business” shall mean ordinary course of business, consistent with past custom and practice, including with respect to timing, frequency and magnitude.

(e)       For the avoidance of doubt, no dollar amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) any of the Closing Merger Consideration.

12.12     Affiliate Liability.  Except to the extent a named Party to this Agreement, and subject in all cases to the terms and conditions of and limitations herein, the Parties acknowledge and agree that no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate or financing source of any of the Parties to this Agreement (each, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort or otherwise) for any liabilities of any Party, as applicable, under this Agreement or the other Transaction Documents for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.  This Agreement may only be enforced against, and any action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party.  Each Non-Recourse Person is expressly intended as a third party beneficiary of this Section 12.12.  For the avoidance of doubt, (a) the Company Members shall be deemed parties to this Agreement and shall, subject to the terms of this Agreement, be directly liable for the obligations set forth herein pertaining to Company Members and (b) the UAR Holders shall be deemed parties to this Agreement and shall, subject to the terms of this Agreement, be directly liable for the obligations set forth herein pertaining to UAR Holders.

12.13     Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF DELAWARE.

12.14     Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.15     Consent to Jurisdiction; Venue.

(a)       The Parties submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such Delaware court or, to the extent permitted by law, in such Federal court.  The Parties agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

(b)       Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

12.16     Remedies.

(a)       The Parties hereby agree that irreparable damage may occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies may not be an adequate remedy for any such damages.  Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or the Pioneer Parties on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company or the Representative, on the one hand, and the Pioneer Parties, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other Parties under this Agreement.

(b)       The Company and the Representative on behalf of the Company Members and the UAR Holders, on the one hand, and the Pioneer Parties, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company or the

Pioneer Parties, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company, the Representative, Company Members, the UAR Holders, or the Pioneer Parties, as applicable, under this Agreement.  Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such Order.  The Parties further agree that (i) by seeking the remedies provided for in this Section 12.16, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages or indemnification) and (ii) nothing set forth in this Section 12.16 shall require any Party to institute any legal action or claim for (or limit any Party’s right to institute any legal action or claim for) specific performance under this Section 12.16 prior or as a condition to exercising any termination right under Article X (and pursuing damages after such termination), nor shall the commencement of any legal action or claim pursuant to this Section 12.16 or anything set forth in this Section 12.16 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement that may be available then or thereafter.

(c)       Except as otherwise set forth in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Article XIII

THE REPRESENTATIVE

13.1      Authorization of the Representative.

(a)       The Representative hereby is appointed, authorized and empowered to act as the agent of the Company Members and the UAR Holders in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents, and in connection with the activities to be performed on behalf of the Company Members or the UAR Holders, as applicable, under this Agreement and the Escrow Agreement, for the purposes and with the powers and authority hereinafter set forth in this Article XIII and in the Escrow Agreement, which shall include the full power and authority:

(i)        to execute and deliver the Escrow Agreement (with such modifications or changes thereto as to which the Representative, in its reasonable discretion, shall have consented to) and to agree to such amendments or modifications thereto as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the matters set forth in Article XI and this Article XIII;

(ii)       to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby as the

Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other Transaction Documents;

(iii)      as the Representative of the Company Members and the UAR Holders, to enforce and protect the rights and interests of the Company Members and the UAR Holders, as applicable, and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement, and each other Transaction Document and, in connection therewith, to (A) resolve, on behalf of the Company Members, all questions, disputes, conflicts and controversies concerning (1) the determination of any amounts pursuant to Article II and (2) Indemnification Claims pursuant to Article XI;  (B) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Company Members or the UAR Holders, as applicable, in connection with Article II and Article XI and the Escrow Agreement as the Representative, in its reasonable discretion, deems to be in the best interest of the Company Members or the UAR Holders, as applicable;  (C) assert or institute any claim, action, proceeding or investigation; (D) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Pioneer Parent or Pioneer Investment, or any other Person, against the Representative, the Aggregate Escrow Amount, and following the Closing receive and process on behalf any or all Company Members or UAR Holders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of Company Members or UAR Holders, as applicable, with respect to any such claim, action, proceeding or investigation on behalf of the Company Members;  (E) file any proofs, debts, claims and petitions as the Representative may deem advisable or necessary on behalf of the Company Members;  (F) settle or compromise on behalf of the Company Members any claims asserted under Article II or Article XI or under the Escrow Agreement; (G) assume, on behalf of all of Company Members or UAR Holders, as applicable, the defense of any claim that is the basis of any claim asserted under Article II or Article XI or under the Escrow Agreement; and (H) on behalf of the Company Members, file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take any such action;

(iv)       to enforce payment of the Aggregate Escrow Amount and of any other amounts payable to the Company Members or the UAR Holders, in each case on behalf of Company Members or UAR Holders, as applicable;

(v)        to authorize and cause to be paid out of the Aggregate Escrow Amount any amounts pursuant to this Agreement and the Escrow Agreement;

(vi)       to waive or refrain from enforcing any right of any Company Member, UAR Holder or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other Transaction Document; and

(vii)      to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in clauses (i) through (vi) above and the transactions contemplated by this Agreement, the Escrow Agreement and the other Transaction Documents.

(b)       Pioneer Parent, Pioneer Investment the Company, the Surviving Entity and their respective subsidiaries and Affiliates shall be entitled to rely exclusively and conclusively upon the communications of the Representative relating to the foregoing as the communications, actions and omissions of the Company Members or UAR Holders, as applicable.  Neither Pioneer Parent, Pioneer Investment nor the Company (A) are required to make any inquiry or investigation regarding the authority of the Representative to act on behalf of all Company Members and UAR Holders hereunder, or (B) shall be held liable or accountable in any manner for any communications, actions or omission of the Representative in such capacity.

(c)       Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that (i) the Representative may not enter into or grant any amendments or modifications described in Section 13.1(a)(i) or waivers or consents described in Section 13.1(a)(ii) unless such amendments, modifications, waivers or consents shall affect, as applicable, (A) each Company Member similarly and to the same relative extent and (B) each UAR Holder similarly and to the same relative extent, and (ii) any such amendment, modification, waiver or consent that does not affect any Company Member or UAR Holder, as applicable, similarly and to the same relative extent as it affects other Company Members or UAR Holders, as applicable, must be executed by such Company Member or UAR Holder, as applicable, to be binding on such Company Member or UAR Holder, as applicable. The provisions of this paragraph shall not limit the ability of Pioneer Parent, Pioneer Investment, the Company, the Surviving Entity and their respective subsidiaries and Affiliates to rely exclusively and conclusively upon the communications, actions and omissions of the Representative with respect to the matters provided herein.

(d)       The grant of authority provided for in this Section 13.1 (i) is coupled with an interest and is being granted, in part, as an inducement to the Company, Pioneer Parent and Pioneer Investment to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Members or UAR Holders and shall be binding on any successor thereto, and (ii) shall survive any distribution from the Escrow Account. The Pioneer Parties and the Surviving Entity may conclusively and absolutely rely, without inquiry, upon any instruction, decision or action of the Representative in all matters where the Representative is referred to herein or in any Transaction Document, and no Company Member nor any other Person shall have any cause of action against any Pioneer Party or the Surviving Entity (and neither Pioneer Party nor the Surviving Entity shall have any liability) for or relating to any action taken (or omission) in reliance upon instructions, decisions or actions of the Representative. The Representative may resign at any time, subject to the prior appointment of a successor Representative reasonably acceptable to Pioneer Parent or Pioneer Investment;  provided,  however, that no such resignation shall be effective until a new representative has been appointed by the Company Members and such appointment is effective.

13.2      Compensation; Exculpation; Indemnity.

(a)       Except as set forth in any agreement to be entered into among the Representative and certain of the Company Members, the Representative shall not be entitled to any fee, commission or other compensation for the performance of its service hereunder other than a fee of $1,500.00 per month, which amount shall be paid exclusively from the Aggregate Representative Holdback Amount.

(b)       In dealing with this Agreement, the Escrow Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder or thereunder, (i) the Representative shall not assume any, and shall incur no, responsibility whatsoever to any Company Member or UAR Holder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, the Escrow Agreement or any other Transaction Document, except in the event of liability directly resulting from the Representative’s fraud, gross negligence or willful misconduct and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Company Member or UAR Holder except in the event of liability directly resulting from the Representative’s gross negligence or willful misconduct.  Except as set forth in the previous sentence, in the absence of fraud, gross negligence or willful misconduct, the Representative, in its role as Representative, shall have no liability whatsoever to the Company, Pioneer Parent, Pioneer Investment or any other Person.

(c)       Each Company Member and UAR Holder, severally (but not jointly), shall indemnify, defend and hold harmless the Representative, which indemnification shall be paid by such Company Members and UAR Holders in accordance with, as applicable, such Company Member’s or UAR Holder’s Escrow & Holdback Funding Percentage, against all actual losses, penalties, fines, forfeitures, actions, fees, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and all expenses of document location, duplication and shipment and the amount of any judgment against it, of any nature whatsoever (collectively, the “Representative Losses”), arising out of or in connection with the execution or the acts or omissions of the Representative hereunder, or under the other Transaction Documents, in each case as such Representative Loss is suffered or incurred; provided,  however, that Representative Losses shall not include special, indirect, punitive or consequential damages of any kind whatsoever (including but not limited to lost profits of the Representative), but excluding special, indirect, punitive or consequential damages of any kind required to be paid to a third party; provided,  further, in the event that any such Representative Loss is finally adjudicated to have been primarily caused by the fraud, gross negligence or willful misconduct of the Representative, the Representative will reimburse the Company Members and UAR Holders the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Representative by the Company Members and UAR Holders, any such Representative Losses may be recovered by the Representative from (i) the funds in the Aggregate Representative Holdback Amount and (ii) the Aggregate Escrow Amount at such time as remaining amounts would otherwise be distributable to the Company Members and UAR Holders; provided,  however, that while this Section 13.2(c) allows the Representative to be paid from the Aggregate Representative Holdback Amount and the Aggregate Escrow Amount, this does not relieve the Company Members and UAR Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Company Members, UAR Holders or otherwise.  The foregoing indemnification shall not be deemed exclusive of any other right to which the Representative may be entitled apart from the provisions hereof. In the event of any indemnification under this Section 13.2(c), each Company Member and UAR Holder shall promptly deliver to the Representative full payment of his, her or its portion of the Representative Loss in accordance with his, her or its Escrow & Holdback Funding Percentage.

(d)       All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing or any termination of this Agreement and the Escrow Agreement, and the foregoing indemnities and immunities will survive the resignation or removal of the Representative.

(e)       The Representative Holdback will be used for the purposes of paying directly, or reimbursing the Representative for, any third party expenses pursuant to this Agreement and the Escrow Agreement. Neither the Company Members nor the UAR Holders will receive any interest or earnings on the Representative Holdback and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings.  The Representative will not be liable for any loss of principal of the Representative Holdback other than as a result of its gross negligence or willful misconduct. The Representative shall have the right to withhold funds (and to deposit such funds in the Representative Holdback) that would otherwise be disbursed to the Company Members pursuant to this Agreement as the Representative reasonably determines is necessary to pay directly, or reimburse the Representative for, any third party expenses or other obligations of the Company Members pursuant to this Agreement and the Escrow Agreement; provided,  however, that, for all purposes of this Agreement, such amounts shall be treated as having been paid to and received by the Company Members. Contemporaneous with or as soon as practicable following the release in full of the remaining Aggregate Escrow Amount and the termination or expiration of the obligations of the Representative, the Representative shall disburse to the Surviving Entity for further disbursement to the UAR Holders (subject to applicable Tax withholding in accordance with Section 2.15) an amount, with respect to each UAR Holder, equal to the remaining balance of the Aggregate Representative Holdback Amount multiplied by such UAR Holder’s Escrow & Holdback Funding Percentage and shall disburse the balance of the Aggregate Representative Holdback directly to the Company Members, such that each  Company Member receives an amount equal to the remaining Aggregate Representative Holdback Amount multiplied by such Company Member’s Escrow & Holdback Funding Percentage. For Tax purposes, the Representative Holdback shall be treated as having been received and voluntarily set aside by the Company Members and the UAR Holders at the time of Closing.  The Parties agree that the Representative is not acting as a withholding agent or in any similar capacity in connection with the Aggregate Representative Holdback Amount.  If any Tax reporting is required with respect to the ultimate distribution of any balance of the Aggregate Representative Holdback Amount, then the Representative will provide to Pioneer Investment or its designated agent, upon request, information regarding the amounts distributed to each Company Member, to be used by Pioneer Investment or its agent in completing any required Tax reporting. Any portion of the Aggregate Representative Holdback Amount that remains undeliverable or unclaimed after six (6) months of the initial delivery attempt shall promptly be paid to Pioneer Investment and handled in the same manner as other unclaimed funds as provided in this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

PIONEER PARENT:

NCS MULTISTAGE HOLDINGS, INC.

By:	/s/ Robert Nipper
Name:	Robert Nipper
Title:	Chief Executive Officer

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Agreement and Plan of Merger

PIONEER INVESTMENT:

PIONEER INVESTMENT, INC.

By:	/s/ Robert Nipper
Name:	Robert Nipper
Title:	Chief Executive Officer and President

Signature Page to
Agreement and Plan of Merger

MERGER SUB:

SPARTAN MERGER SUB, LLC

By:	/s/ Robert Nipper
Name:	Robert Nipper
Title:	Chief Executive Officer and President

Signature Page to
Agreement and Plan of Merger

COMPANY:

SPECTRUM TRACER SERVICES, LLC

By:	/s/ Glenn Brown
Name:	Glenn Brown
Title:	Manager

Signature Page to
Agreement and Plan of Merger

REPRESENTATIVE:

STSR LLC solely in its capacity as the Representative

By:	/s/ Glenn Brown
Name:	Glenn Brown
Title:	Authorized Representative

Signature Page to
Agreement and Plan of Merger